OFFICE LEASE
KEY LEASE TERMS

Building:    2700 Camino Del Sol, Oxnard, CA 93030. The Building contains 100,000 (+/-) square feet of rentable area and is part of
Landlord’s Campus.

Landlord’s Campus:    The corporate campus of Landlord located on Camino Del Sol, Oxnard,
CA, which includes office space and a vegetable seed plant facility.
Landlord’s Campus contains 366,000 (+/-) square feet of rentable area, including the Building.
Landlord:    Seminis Vegetable Seeds, Inc., a California corporation Landlord's Notice Address:    Seminis Vegetable Seeds, Inc.
800 North Lindbergh Boulevard
St. Louis, MO 63167 Attention: Real Estate, R1B
Email: michael.bradshaw@bayer.com

With copy to:    Seminis Vegetable Seeds, Inc.
2700 Camino Del Sol Oxnard, CA 93030 Attention: Hannah Wirz
Email: Hannah.wirz@bayer.com
and
Seminis Vegetable Seeds, Inc. 800 Lindbergh Boulevard
St. Louis, MO 63167
Attention: Associate General Counsel, Vegetable Division Email: nancy.avioli@bayer.com

Wire Instructions
for Rent Payments:    Beneficiary: Monsanto Company
Account name: Monsanto Agriculture Main Account Account No.: 30424808
Bank: Citibank N.A.
Address: 111Wall St., New York, NY 10043. United States of America ABA number: 021000089
SWIFT Code: CITIUS33

Lease Date:    As of April 24, 2020

Tenant:    Mission Produce, Inc., a California corporation
Tenant's Notice Address:    Mission Produce, Inc.
2500 E. Vineyard Avenue Suite 300
Oxnard, CA 93036 Attention: Steve Barnard
Email: sbarnard@missionproduce.com

With copy to:    Mission Produce, Inc.
2500 E. Vineyard Avenue Suite 300

Oxnard, CA 93036 Attention: Ben Barnard
Email: bbarnard@missionproduce.com

and    Mission Produce, Inc.
2500 E. Vineyard Avenue Suite 300
Oxnard, CA 93036
Attention: Jeremy Warren – Corporate Counsel Email: jbwarren@missionproduce.com

Premises:    The space on the first and second floors of the Building shown on Exhibit A attached hereto.

Premises Rentable Area    The rentable area of the Premises is 51,590 square feet (+/-). 36,528 square feet (+/-) of the Premises are located on the first floor of the Building and 15,062 square feet (+/-) are located on the second floor of the Building.

Rent Commencement Date:    The earlier of (i) November 1, 2020, or (ii) the earliest date that both
Landlord’s TI Work is completed (as provided in Section 1.08) and the Initial Tenant Improvements are completed (as provided in Section 1.11). The Rent Commencement Date is subject to extension due to certain delays in the completion of Landlord’s TI Work, as provided in Section 1.08.

Rent Abatement:    Fixed Rent will be abated for the first full month following the Rent
Commencement Date and for the same month for the following nine consecutive years, such that Tenant will receive a 10-month Fixed Rent abatement spread over the first 10 Lease Years. For example, if the Rent Commencement Date is November 1, 2020, Fixed Rent will be abated for the month of November, 2020 and for November of each of 2021 through 2029.

Initial Lease Term:    Twenty (20) years; provided that if the Rent Commencement Date is a day other than the first day of a calendar month, the Lease Term will extend until the last day of the calendar month during which the 20- year anniversary of the Rent Commencement Date occurs.

Renewal Options:    Two five-year renewal options, each exercisable by Tenant no later than one year prior to the expiration of the then-current term. Annual Fixed Rent during each Lease Year of a renewal term, and the corresponding monthly installments thereof, shall continue to be 103% of the annual
Fixed Rent (and the corresponding monthly installment thereof) for the immediately preceding Lease Year - see Section 10.

Term:    The Initial Lease Term, plus any extensions of the Initial Lease Term resulting from the exercise by Tenant of one or both of the Renewal Options.

Termination Date:    If the Rent Commencement Date is the first day of a calendar month, the Termination Date shall be the date immediately preceding the 20- year anniversary of the Rent Commencement Date. If the Rent Commencement Date is a day other than the first day of a calendar month, the Termination Date shall be the last day of the calendar month during which the 20-year anniversary of the Rent Commencement Date occurs.

Early Termination:    See Section 1.10.

Lease Year(s):    If the Rent Commencement Date is the first day of a calendar month, the first Lease Year shall be the consecutive 12-month period extending from the Rent Commencement Date through the date immediately preceding the one-year anniversary of the Rent Commencement Date. If the Rent Commencement Date is a day other than the first day of a calendar month, the first Lease Year shall be the 12-month+ period extending from the Rent Commencement Date through the last day of the calendar month during which the one year anniversary of the Rent Commencement Date occurs. Each Lease Year following the first Lease Year shall be the 12-consecutive calendar month period immediately following the expiration of the immediately preceding Lease Year.

Fixed Rent:    For the first Lease Year, annual Fixed Rent shall be $1,083,390.00, payable in monthly installments of $90,282.50. Annual Fixed Rent for each Lease Year after the first Lease Year, and the corresponding monthly installments thereof, shall increase by 3% over the annual Fixed Rent (and corresponding monthly installments) during the immediately preceding Lease Year. Notwithstanding the foregoing, if the Rent Commencement Date is a day other than the first day of a calendar month, monthly Fixed Rent for the first partial month of Lease Year 1 shall be prorated and such prorated amount shall be in addition to the annual Fixed Rent amount stated above. A Fixed Rent Schedule is attached hereto as Exhibit B (“Fixed Rent Schedule”). Landlord reserves the right to update such Fixed Rent Schedule when the Rent Commencement Date is specifically known.
Parking:    250 spaces - see also Section 13.11 Right of First Opportunity
to Lease Adjacent Space:    See Section 11.

Use of any of the above headings (e.g., “Building”, “Landlord’s Campus”, “Landlord”, “Tenant”, etc.) in other sections of this Lease shall have the meanings ascribed to them in the above Key Lease Terms.
List of Exhibits

Exhibit A - Floor Plan of Building Showing Premises, Demising Wall and Other Areas Exhibit B – Fixed Rent Schedule
Exhibit C – Aerial photograph showing Shared Spaces Exhibit D – Personal Property Leased to Tenant
Exhibit E – Examples of Calculations of Early Termination Fees
Exhibit F – 2019 Operating Expenses for Landlord’s Campus and Allocations to Building; Exhibit F(1) - Example of Application of Section 2.03(c) for Calendar Year 2020
Exhibit G – Landlord’s Rules
Exhibit H – Aerial Photograph Showing Tenant Parking Areas and Shared Visitor Parking Area
SECTION 1-BASIC PROVISIONS

1.01.    Date and parties. This lease ("Lease") is made as of April 24, 2020, between SEMINIS VEGETABLE SEEDS, INC. ("Landlord") and MISSION PRODUCE, INC. ("Tenant").

1.02.    Premises. Landlord leases to Tenant the Premises, as shown on the floor plan attached hereto as Exhibit A. The Premises contain a total of 51,590 square feet (+/-) of rentable area and are located on the first and second floors of the Building. The Premises include the fixtures, improvements, and other property now installed plus any improvements constructed by Tenant pursuant to the terms of this Lease. The parties acknowledge that Landlord has provided Tenant with documents confirming the measurement of the Premises. The parties agree that for purposes of this Lease, the Premises shall be treated as containing exactly 51,590 square feet of rentable area, the Building shall be treated as containing exactly 100,000 square feet of rentable area, and the buildings on Landlord’s Campus (including the Building) shall be treated as having exactly 366,000 square feet of rentable area, even though the actual square footages of the Building and such buildings on Landlord’s Campus may be different than those amounts. Notwithstanding the foregoing, Landlord reserves the exclusive right to use the electrical/data/fire alarm closets and the roof access points designated as “Landlord Reserved Areas” on Exhibit A. Throughout the Term, Landlord shall also have access through the Premises to the Landlord Reserved Areas; provided that Landlord shall use good faith efforts to minimize interruption to Tenant’s business operations when accessing the Landlord Reserved Areas.

1.03.    Common Areas; Server Room. Subject to the provisions of this Section 1.03 and the other provisions of this Lease, during the Term, Tenant shall also have the right to use the following areas (collectively, the “Common Areas”): (i) Tenant shall have the right to use, in common with Landlord and any other occupants of Landlord’s Campus, the exterior areas that are designated on Exhibit C as the “Shared Spaces”, provided, however, that Landlord agrees that its access to the Shared Space situated east of the Building shall be limited to maintaining such area and caring for the pollinator and vegetable gardens located in such area; (ii) Tenant shall have the right, on a non-shared basis, to use the two parking areas that are designated on Exhibit H attached hereto as a “Tenant Parking Areas” (see Section
13.11 hereof); (iii) Tenant shall have the right to use, in common with Landlord and any other occupants of Landlord’s Campus, the driveways, sidewalks and access roads that provide vehicle and pedestrian access to the Premises from the Shared Spaces and from the Tenant Parking Areas; and (iv) Tenant shall have the right to use, in common with Landlord and any other occupants of Landlord’s Campus, the visitors parking spaces within the area identified as “Shared Visitor Parking” on Exhibit H solely for purposes of parking for Tenant’s visitors. Tenant’s use of all Common Areas shall be limited to their intended purposes and shall be subject to reasonable limits imposed by Landlord on time and scope of access, the confidentiality provisions set forth herein, and any reasonable rules and regulations established by Landlord from time to time. Notwithstanding the foregoing, Landlord shall have the right from time to time to change the size, location, configuration or use of any of the Common Areas; to construct additional improvements, buildings or facilities in any part of the areas currently comprising the Common Areas; to close any portion of the Common Areas; or to change the manner in which any of the Common Areas are operated; provided other than temporary closures of the Common Areas that Landlord reasonably determines to be necessary, Landlord will not make any changes to the Common Areas that unreasonably interfere with Tenant’s use of or access to the Premises. During the Term, Tenant shall also have access to the server room situated on the first floor of the Building (the location of which is shown on Exhibit C), and the right to exclusively use up to 150 square feet of space within such server room, for purposes of housing IT equipment and running IT lines into the Premises; provided that
(i) Tenant’s use of and access to such server room and such area within the server room, shall be subject to reasonable rules prescribed by Landlord, and (ii) the specific location of Tenant’s above-referenced exclusive use area within the server room, and the manner in which such exclusive use area is partitioned and secured, shall be mutually and reasonably determined by Landlord and Tenant. Tenant acknowledges that Landlord may have a security officer located at the security counter in the front lobby of the Building, and Landlord shall permit Tenant to maintain a receptionist at such security counter. Tenant shall not be permitted to access the roof of the Building. Landlord represents to Tenant that as of the date of this Lease, there are no occupants of the Building other than

Landlord’s employees and contractors involved with the operation of Landlord’s business. However, Landlord may in the future lease some or all of the space in the Building outside of the Premises to others.

1.04.    No Access to Other Areas of Landlord’s Campus. Tenant shall not enter, access or use any areas of Landlord’s Campus other than those identified on Exhibit C as Common Areas available for Tenant’s use.

1.05.    Use. Tenant shall use the Premises for general office use and for purposes incidental thereto, to the extent necessary to perform Tenant’s business operations. Tenant shall not use the Premises for any other purpose.

1.06.    Personal Property. The furniture, workstations and other personal property listed on Exhibit D attached hereto is owned by Landlord and is currently situated in the Premises (collectively, the "Personal Property"). The Personal Property is also leased to Tenant during the Term at no additional charge and may be used by Tenant at the Premises during the Term. If Tenant desires to use any additional furniture or other personal property in the Premises, Tenant shall provide the same at Tenant's expense. Upon the expiration or earlier termination of this Lease, the Personal Property shall be surrendered to Landlord (except to the extent discarded by Tenant as set forth below) in the condition in which it was on the Rent Commencement Date, ordinary wear and tear excepted. The Personal Property is leased to Tenant in its AS IS condition. Tenant shall maintain and repair the Personal Property in its current condition, subject to normal wear and tear. Notwithstanding the foregoing, Tenant may from time to time discard of any of the Personal Property; provided that Tenant shall first notify Landlord of the Personal Property that Tenant desires to discard and give Landlord the opportunity to repossess the same.

1.07.    Lease Term. The initial term of this Lease shall be for the Initial Lease Term. The Initial Lease Term shall begin on the Rent Commencement Date and expire on the Termination Date. Within 30 days after the Rent Commencement Date, Landlord shall submit to Tenant a memorandum that confirms the actual Rent Commencement Date and Termination Date, and includes such other factual information that Landlord reasonably requests, including, without limitation, an updated Fixed Rent Schedule. Landlord and Tenant shall execute such memorandum to confirm their respective agreements to the accuracy of the information contained therein. Notwithstanding the foregoing, the Initial Lease Term is subject to extension by the exercise of the Renewal Options, as provided in the Key Lease Terms and Section 10 hereof.

1.08.    AS IS; Landlord’s TI Work. Except as otherwise expressly provided in this Lease, Landlord and Tenant agree that the Premises are being leased by Landlord and accepted by Tenant in their AS IS condition. Following the date of this Lease, Landlord shall (i) construct a demising wall in the location shown on Exhibit A (“Demising Wall”), and (ii) perform the following other work in the Premises and Common Areas:

(1)    Replace two HVAC units in the Premises that have reached their useful life, and service all other HVAC units in the Premises within 15 days of the Rent Commencement Date so that all HVAC units serving the Premises are in good working order on the Rent Commencement Date;

(2)    Install a parking lot gate and make security access changes to Tenant’s Parking Area;
(3)    Interior changes to conference rooms in the Premises and retrofit lab space in the Premises to office space;

(the construction of the Demising Wall and the performance of the other work described in part (ii) above shall be collectively referred to as “Landlord’s TI Work”). Landlord shall complete Landlord’s TI Work prior to November 1, 2020. Landlord shall perform Landlord’s TI Work in a good and workmanlike manner and in accordance with all applicable laws and codes.

Notwithstanding the foregoing, if the performance of Landlord’s TI Work and Tenant’s Initial Tenant Improvements necessitate that energy efficiency-related improvements or upgrades be made to portions of the Building outside of the Premises pursuant to Title 24 California Building Standards Code, Landlord shall be also be responsible for installing such improvements or upgrades reasonably promptly and in a good and workmanlike manner, in accordance with such Code (any such required energy efficiency- related improvements or upgrades shall hereinafter be referred to as “Landlord’s Title 24 Work”). Tenant shall be responsible for meeting all Title 24 California Building Standards Code within the Premises.

Further notwithstanding the foregoing, Landlord agrees that following the completion of the Demising Wall, there shall be a path of travel from Tenant’s Parking Area and the Shared Visitor Parking area to the lobby of the Building and to the Demising Wall, based on current applicable codes, including the Americans with Disabilities Act (“ADA”); and if Landlord has to create such path of travel, Landlord shall do so at its sole expense. Tenant shall have the right to hire a “CASP” Certified Access Specialist, to inspect the Building and associated ADA paths of travel at Tenants sole expense. As provided in Section 3.01, Tenant is responsible for meeting ADA requirements within the Premises.

Subject to Landlord’s obligation under this Section 1.08, and subject to Landlord’s repair and maintenance obligations under this Lease, Landlord shall not be required to make or pay for any improvements to the Premises, the balance of the Building, or the Common Areas.

Landlord shall provide Tenant with a copy of the plans for Landlord’s TI Work and Landlord’s Title 24 Work (if applicable) and Landlord’s good faith estimate of the cost thereof.

If Landlord’s TI Work is not completed by November 1, 2020 for any reason other than delays caused by the actions or inactions of Tenant, then the Rent Commencement Date shall be postponed until Landlord’s TI Work is completed. Landlord’s TI Work shall be considered completed when all components thereof have been installed and functioning as designed, and Landlord has notified Tenant of such completion in writing, and, if applicable, Landlord’s TI Work has been inspected and approved as completed by applicable governmental authorities. Notwithstanding the foregoing, Landlord’s TI Work shall be considered completed (i) even though minor punchlist items remain, so long as such punchlist items do not materially interfere with Tenant’s operations, and/or (ii) even though the portion of Landlord’s TI Work in Tenant’s Parking Area is not complete, so long as Tenant is able to park in such area while such portion of Landlord’s TI Work is not completed. Landlord shall complete any such punchlist items and any such incomplete portion of Landlord’s TI Work in the Tenant’s Parking Area as promptly as reasonably practicable.

Subject to Force Majeure Events (as defined in Section 13.15 hereof) and delays in the performance of Landlord’s Work caused by the actions or inactions of Tenant, if Landlord does not complete Landlord’s Work by November 1, 2020, Tenant shall receive an abatement of Fixed Rent (in addition to the Rent Abatement described in the Key Lease Terms) for each day from November 1, 2020 until the date Landlord’s Work is completed (as provided in the immediately preceding paragraph).
1.09.    Early Occupancy. Tenant shall be permitted to enter the Building and the Premises within two business days after this Lease is signed for the purpose of constructing the Initial Tenant Improvements (as defined in Section 1.11) and installing Tenant’s furniture, fixtures, and equipment (the "Early Occupancy Period"). All provisions of this Lease shall be applicable during the Early Occupancy Period, including, but not limited to, the provisions regarding Tenant’s insurance, and Tenant’s indemnity obligations; however, Tenant shall not pay any Fixed Rent during the Early Occupancy Period.

1.10.    Early Termination. At any time after the expiration of the third Lease Year, either party may terminate this Lease early by giving the other party at least three (3) years advance notice of the effective date of the early termination. To eliminate doubt, the earliest date either party may give notice of the exercise of its early termination right under this Section 1.10 is the first day of the fourth Lease Year.

1.10(a). If Landlord terminates early pursuant to this Section 1.10, Landlord shall pay Tenant a termination fee in the amount of: (1) the unamortized portion of the amount paid by Tenant for the construction and installation of the Initial Tenant Improvements (as defined in Section 1.11), plus (2) the unamortized portion of the total amount paid by Tenant for any energy efficiency-related improvements or upgrades required be made to the Premises pursuant to Title 24 California Building Standards Code as part of the governmental approval/permit process for the Initial Tenant Improvements (any such energy efficiency-related improvements or upgrades to be hereinafter referred to as the “Tenant Title 24 Work”), minus (3) the total amount of the Rent Abatement that Tenant received prior to the effective date of the early termination. Notwithstanding the foregoing, the total amount paid by Tenant for the Initial Tenant Improvements to be amortized for purposes of computing Landlord’s early termination fee under this Section 1.10 shall not exceed $1,250,000, even if the actual amount paid by Tenant for such Initial Tenant Improvements exceeds such amount. For purposes of computing Landlord’s early termination fee under this Section 1.10(a), the total amount paid by Tenant for the construction and installation of the Initial Tenant Improvements, capped at $1,250,000 as provided in the preceding sentence, and the total amount paid for the Tenant Title 24 Work, if any, shall be amortized on a straight line basis over the first 20 Lease Years (excluding any partial month occurring at the beginning of the first Lease Year), and the amount of the early termination fee payable by Tenant shall be (i) the unamortized portion of such Initial Tenant Improvement amount, plus (ii) the unamortized portion of the Tenant Title 24 Work, if any, minus
(3) the total amount of the Rent Abatement that Tenant received prior to the effective date of the early termination, all as of the effective date of the early termination.

1.10(b). If Tenant terminates early pursuant to this Section 1.10, Tenant shall pay Landlord a termination fee in the amount of (1) the unamortized portion of the total amount paid by Landlord for the construction and installation of Landlord’s TI Work (which total amount is estimated to be $600,000), plus (2) the unamortized portion of the total amount paid by Landlord for any energy efficiency-related improvements or upgrades required be made to portions of the Building outside of the Premises pursuant to Title 24 California Building Standards Code as part of the governmental approval/permit process for Landlord’s TI Work (any such energy efficiency-related improvements or upgrades to be hereinafter referred to as the “Landlord Title 24 Work”), plus (3) the unamortized portion of the broker commissions paid by Landlord pursuant to Section 12.01. For purposes of computing Tenant’s early termination fee under this Section 1.10(b), the total amount paid by Landlord for the construction and installation of Landlord’s TI Work, and the total amount paid by Landlord for the Landlord Title 24 Work, if any, plus the broker commission paid by Landlord pursuant to Section 12.01, shall be amortized on a straight line basis over the first twenty 20 Lease Years (excluding any partial month occurring at the beginning of the first Lease Year), and the amount of the early termination fee payable by Tenant shall be the total of the (i) unamortized portion of (i) such construction and installation amount of Landlord’s TI Work, plus (ii) the unamortized portion of the amount paid by Landlord for the Landlord Title 24 Work, if any, plus (iii) the unamortized portion of such broker commission, all as of the effective date of the early termination.
1.10(c). Examples of the calculation of Landlord’s early termination fee, if Landlord exercises its early termination right hereunder, and examples of the calculation of Tenant’s early termination fee, if Tenant exercises its early termination right hereunder, are shown on Exhibit E attached hereto.

1.10(d). If either party exercises its early termination right hereunder, the parties shall promptly thereafter cooperate with each other in confirming the amount of the early termination fee payable to the non- terminating party, computed as provided above. Without limiting the foregoing, (i) if Tenant exercises its early termination right hereunder, Landlord shall provide Tenant with information substantiating, in reasonable detail, the total amount paid by Landlord for the construction and installation of Landlord’s TI Work, the total amount paid by Landlord for the Landlord Title 24 Work, if any, and the amount of the broker commission paid by Landlord pursuant to Section 12.01, and (ii) if Landlord exercises its early termination right hereunder, Tenant shall provide Landlord with information substantiating, in reasonable detail, the total amount paid by Tenant for the construction and installation of the Initial Tenant Improvements and the total amount paid by Tenant for the Tenant Title 24 Work, if any. The applicable early termination fee shall be paid by the terminating party to the non-terminating party at least six months prior to the effective date of the early termination. Until the effective date of the early termination, each party shall continue to be responsible for the performance of all of its obligations under this Lease that arise prior to the effective date of the early termination, including, without limitation, Tenant’s obligation to pay rent.

1.10(e). Landlord and Tenant acknowledge and agree that (i) any efficiency-related improvements or upgrades required be made by Tenant to the Premises pursuant to Title 24 California Building Standards Code other than as part of the governmental approval/permit process for the Initial Tenant Improvements shall not be considered in determining Landlord’s termination fee pursuant to Section 1.10(a); and (ii) any energy efficiency-related improvements or upgrades required be made by Landlord to portions of the Building outside of the Premises pursuant to Title 24 California Building Standards Code other than as part of the governmental approval/permit process for the Landlord’s TI Work shall not be considered in determining Tenant’s termination fee pursuant to Section 1.10(b).

1.11.    Initial Tenant Improvements. Tenant agrees that, at its sole cost and expense, it will perform any and all work to be done within the Premises so as to ready its business for opening and operation within the Premises, including, but not limited to, all work necessary for code compliance and occupancy permits. Tenant represents to Landlord that as of the execution of this Lease, Tenant has inspected the physical nature and condition of the Premises to Tenant’s full satisfaction and has not relied upon any representation of Landlord or its agents as to the condition thereof or with respect to code compliance, except as expressly provided in this Lease. All improvements to be constructed by Tenant in readying the Premises for Tenant’s business shall hereinafter be referred to as the “Initial Tenant Improvements”. The design and construction of the Initial Tenant Improvements shall be subject to the provisions of Section 4 hereof. Promptly following the completion of the Initial Tenant Improvements, Tenant shall provide Landlord with (i) a statement certified by Tenant and Tenant’s general contractor that the construction of the Initial Tenant Improvements has been completed in accordance with the provisions of this Section 1.11 (subject only to minor punchlist items, if applicable); (ii) final lien waivers from all contractors, subcontractors and materialmen who were involved with the construction of the Initial Tenant Improvements; and (iii) a copy of the final certificate of occupancy issued to Tenant for the Premises, as improved by the Initial Tenant Improvements, from the applicable municipal authority. Tenant shall not operate its business in the Premises until Tenant has completed the Initial Tenant Improvements and provided Landlord with the documentation therefor, as provided in the immediately preceding sentence.
SECTION 2-RENT AND SECURITY

2.01.    Fixed Rent. Subject to the Rent Abatement, Tenant shall pay to Landlord annual Fixed Rent, and corresponding monthly installments thereof, in the applicable amounts set forth in the Fixed Rent Schedule for each month of the Term. Subject to the Rent Abatement, each monthly installment of monthly Fixed Rent shall be paid in advance, without advance notice, demand, offset, or deduction unless offset or deduction is made by Tenant as expressly permitted herein, on or before the first day of each month during the Term. As provided in the Key Lease Terms and as shown on the Fixed Rent Schedule, subject to the Rent Abatement, beginning on first day of the second Lease Year and each Lease Year thereafter, annual Fixed Rent (and the corresponding monthly installments thereof) shall increase by 3% per annum over the Fixed Rent payable in the immediately preceding Lease Year. Tenant shall pay all monthly installments of Fixed Rent electronically per the wire information provided in the Key Lease Terms. Landlord may change such wire information upon at least 10 business days’ advance notice to Tenant.

If the Initial Lease Term does not begin on the first day or end on the last day of a month, the monthly Fixed Rent for that partial month shall be prorated by multiplying the monthly Fixed Rent by a fraction, the numerator of which is the number of days of the partial month included in the Term and the denominator of which is the total number of days in the full calendar month.

2.02.    Rent Abatement. Notwithstanding the provisions of Section 2.01hereof, Tenant shall be entitled to the Rent Abatement.

2.03.    Possible Reimbursement by Tenant for Certain Increases in Operating Expenses Allocable to the Building.

2.03(a). Definitions.

(i)    Operating Expenses: means Landlord's operating expenses to operate, maintain, manage, and repair Landlord’s Campus, including but not limited to:

(1)    salaries, payroll taxes and other compensation and benefits paid with respect to employees of Landlord primarily engaged in the direct operation, repair, management, or maintenance of Landlord’s Campus;

(2)    repairs and maintenance of Landlord’s Campus, to the extent such expenses would not be capitalized under generally accepted accounting principles consistently applied,

(3)    premiums and other charges incurred by Landlord for insurance on Landlord’s Campus, including the insurance Landlord is required to carry under this Lease plus other insurance carried by Landlord that is consistent with insurance carried by reasonably prudent operators of comparable property in the metropolitan area of the Building and workers' compensation insurance; provided, however, if Landlord self-insures its insurance obligations under this Lease, then Operating Expenses shall include an amount for Landlord’s insurance that Landlord reasonably determines is consistent with what the cost of Landlord’s insurance would be if Landlord did not self-insure (and Landlord shall advise Tenant of such amount).

(4)    costs incurred for inspection and servicing of Landlord’s Campus, including all outside maintenance contracts necessary or proper for the maintenance of Landlord’s Campus, such as janitorial and window cleaning, rubbish removal, exterminating, elevator, electrical, plumbing, and mechanical equipment, and the cost of materials, tools, supplies, and equipment used for inspection and servicing;
(5)    costs incurred for electricity, water, gas, fuel, or other utilities serving Landlord’s Campus;

(6)    the annual amortization over its useful life with a reasonable salvage value on a straight-line basis of the (A) costs of any capital improvements made by Landlord and required by any changes in applicable laws, rules, or regulations of any governmental authorities enacted after this Lease is signed or
(B) the costs of any equipment or capital improvements made by Landlord after this Lease is signed, as a labor-saving measure or to accomplish other savings in operating, repairing, managing, or maintaining Landlord’s Campus, but only if Landlord reasonably determines that it is likely to save money over the life of such improvement. Notwithstanding the foregoing, no portion of the cost of any new HVAC units, chillers or other equipment servicing exclusively buildings on Landlord’s Campus other than the Building, shall not be included within Operating Expenses, but the cost of maintaining and repairing such equipment shall be included pursuant to part (2) hereof);

(7)    the cost of providing security at staffing levels not to exceed the staffing levels for calendar year 2021;

(8)    Real Estate Taxes (as hereinafter defined); and

(9)    subdivision assessments or other private assessments assessed against Landlord’s Campus to the extent such assessments are not included as Real Estate Taxes.

The following shall be excluded from Operating Expenses: (1) leasing commissions, rent reductions, costs, disbursements, and other expenses incurred for leasing, renovating, or improving space for tenants; (2) depreciation on the Building or any other buildings on Landlord’s Campus; (3) costs of a capital nature including capital improvements, capital repairs, capital equipment, and capital tools, as determined under generally accepted accounting principles consistently applied, and depreciation or amortization of such costs, except that the annual amortization of these costs shall be included to the extent expressly permitted above; (4) interest on debt or amortization payments on mortgages or deeds of trust or any other debt for borrowed money; or (5) repairs or other work needed because of fire, windstorm, or other casualty or cause Landlord is insured against.

(ii)    Real Estate Taxes: means (1) real property taxes and currently due installments of assessments, special or otherwise, imposed upon Landlord’s Campus or any portion thereof, and (2) taxes which are imposed in lieu of real property taxes on Landlord’s Campus or any portion thereof. Real Estate Taxes shall include taxes and assessments imposed on Landlord’s Campus by all taxing districts in which Landlord’s Campus is located, and shall include any new methods of taxation in the event that the method of taxing is changed. The following shall be excluded from Real Estate Taxes: (1) federal, state, or local income taxes, (2) franchise, gift, transfer, excise, capital stock, estate, succession, or inheritance taxes, (3) penalties or interest for late payment of Real Estate Taxes, and (4) any increase in real property taxes directly attributable to tenant improvements in areas of the Building outside of the Premises occupied by other tenants of the Building.

2.03(b) Allocation of Operating Expenses to the Building. Each calendar year during the Term, Landlord shall analyze the various categories of costs that make up the Operating Expenses for that year and make reasonable allocations of those various cost categories to the Building. Landlord shall be consistent with its allocations from calendar year to calendar year unless factors exist which reasonably warrant a difference in any allocations between years. Notwithstanding the foregoing, (i) any equipment installed on Landlord’s Campus that is reasonably expected to result in a greater than 5% increase in the utility service costs allocated to the Building over the prior year, shall be brought to Tenant’s attention prior to its installation; and (ii) to the extent any equipment described in part (i) of this sentence results in a utility service cost increase of more than 10% allocated to the Building over the prior year (but excluding utility service cost increases due to rate increases), the amount of such increase in excess of 10% shall be excluded from the utility costs allocated to the Building. Landlord has advised Tenant that the Operating Expenses for Landlord’s Campus for calendar year 2019, and the portions thereof allocated to the Building by Landlord, are shown on Exhibit F attached hereto. Landlord and Tenant further agree that an example of the application of this Section 2.03(c) for calendar year 2020 is shown on Exhibit F(1) attached hereto.

2.03(c). Assumed Cumulative Operating Expenses; Possible Reimbursement by Tenant. For purposes of this Lease, Landlord and Tenant assume that the Operating Expenses allocated to the Building by Landlord will increase by 3% each calendar year on a cumulative basis. The amount of the assumed cumulative Operating Expenses allocated to the Building for a particular calendar year, based on the assumed cumulative increase of 3% per year described in the immediately preceding sentence, shall be referred to as the “Assumed Cumulative Operating Expenses” for that calendar year. In the event the actual Operating Expenses allocated to the Building for any particular calendar year are more than 110% of the Assumed Cumulative Operating Expenses for the immediately preceding calendar year, Tenant shall reimburse Landlord for 50% of the amount by which the actual Operating Expenses allocated to the Building for the calendar year in question exceeds 110% of the Assumed Cumulative Operating Expenses for the immediately preceding calendar year. For each calendar year occurring during the Term, beginning with calendar year 2021, Landlord shall provide Tenant with information showing the actual amount of the Operating Expenses for the immediately preceding year and the allocation of such Operating Expenses to the Building. Such information shall also show if Tenant owes Landlord any amounts as provided in this Section 2.03(c) due to the actual Operating Expenses allocated to the Building for the calendar year in question having increased by more than 10% of the Assumed Cumulative Operating Expenses for the calendar year immediately preceding the calendar year in question. Any amounts owed Landlord by Tenant under this Section 2.03(c) shall be due and payable within 30 days after Tenant’s receipt of Landlord’s statement therefor. If any amounts are payable by Tenant under this Section 2.03(c) for a partial calendar year during the Term, the amount owed by Tenant shall be pro-rated on the basis of the number of days during such calendar year occurring during the Term over the number of days in such calendar year (i.e., 365 or 366, as applicable).

2.03(d). Audit Rights. If Tenant disputes Landlord’s charges under paragraph 2.03(c) for any particular calendar year, Tenant shall give Landlord written notice that Tenant elects to audit Landlord records and/or have the dispute submitted to an independent firm (the "Independent Firm") that is reasonably acceptable to Landlord and Tenant. The charges of the Independent Firm shall be paid by Tenant, except that Landlord shall pay the charges of the Independent Firm if the

Independent Firm determines that Tenant has been overcharged under paragraph 2.03(c) by an amount equal to 4% or more of the correct amount due; provided that the amount to be reimbursed by Landlord for an audit under this Section 2.03
(d) shall not exceed One Thousand Dollars ($1,000.00). If the dispute is submitted to the Independent Firm, the decision of the Independent Firm shall be binding on both parties. If the determination by the Independent Firm shows that the amounts paid by Tenant to Landlord on account of such charges exceeded the amounts to which Landlord was entitled hereunder, or that Tenant is entitled to a credit with respect to any such charges, Landlord shall, within 30 days of the determination thereof, refund to Tenant the amount of such excess or apply such amount as a credit against rent hereunder. In no event shall any firm performing an audit pursuant to this paragraph 2.03(d) be compensated on a contingency fee basis.

2.04.    Personal Property Tax. Tenant shall timely pay any taxes that may be assessed during the Term against trade fixtures or personal property placed by Tenant in the Premises. If these taxes are assessed against the Building, Tenant shall pay its share of the taxes to Landlord on the later of (i) 10 business days after receiving Landlord's written statement setting forth the amount of taxes applicable to Tenant's property and the basis for the charge to Tenant, or (ii) the date the taxes are due. Tenant's failure to pay within such period shall entitle Landlord to the same remedies it has upon Tenant's failure to pay rent.
2.05.    Security Deposit; Tenant’s Financial Statements. Tenant has provided Landlord with the Consolidated Financial Statements of Tenant and its subsidiaries as and for the Years ended October 31, 2019 and 2018 (Restated), and Independent Auditors’ Report (“Tenant’s Current Financial Statements”) and based on Tenant’s Current Financial Statements, Landlord does not require that Tenant provide Landlord with a security deposit, or other form of security to secure the performance of Tenant’s obligations hereunder. Tenant agrees to provide Landlord with copies of Tenant’s audited financial statements for each year during the Term. Tenant further agrees that if Landlord reasonably determines that Tenant’s future audited financial statements indicate a material decline in Tenant’s financial condition, Landlord shall have the right to require that Tenant deposit with Landlord an amount equal to two monthly installments of the then-current Fixed Rent to serve as a security deposit to secure the performance of Tenant’s obligations under this Lease. In such event, Landlord shall prepare an amendment to this Lease which memorializes the payment of such security deposit by Tenant and the terms regarding Landlord’s right to draw from it and to return it to Tenant upon the expiration of this Lease. Such amendment shall be reasonably acceptable to Tenant. Landlord agrees to hold Tenant’s Current Financial Statements, as well as all financial statements of Tenant delivered to Landlord in the future pursuant to this Section 2.04, in confidence; provided that Landlord may disclose such financial statements to its attorneys, accountants, lenders (including potential lenders) and advisors, as well any prospective purchaser of Landlord’s Campus, so long as each recipient thereof agrees to maintain the confidentiality of such statements. Landlord shall advise Tenant of any entity or individual to whom Landlord intends to release Tenant’s financial statements in connection with a possible sale of Landlord’s Campus.

SECTION 3-AFFIRMATIVE OBLIGATIONS

3.01.    Compliance with Laws. Tenant shall comply with all applicable laws, ordinances, rules, codes, and regulations of governmental authorities including, without limitation, the ADA (i) in connection with all alterations that Tenant makes to the Premises, including the Initial Tenant Improvements, and (ii) in connection with Tenant's use of the Premises.

3.02.    Environmental Matters.

3.02(a). Definitions. As used in this Lease, "Environmental Laws” shall mean all federal, state and local laws, statutes, ordinances, regulations, rules, judicial and administrative orders and decrees, permits, licenses, approvals, authorizations of all federal, state, and local governmental agencies or other governmental authorities pertaining to the protection of human health and safety or the environment, now existing or later adopted during the term of this Lease. As used in this Lease, "Hazardous Material" shall mean any substance, material or waste which is regulated by or defined under any Environmental Law, including any material, substance or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous substance,” “restricted hazardous waste,” “contaminant,” “toxic waste” or “toxic substance” under any provision of an Environmental Law, and including petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos- containing material, urea formaldehyde and polychlorinated biphenyls. As used in this Lease, "Permitted Activities" shall mean the lawful activities of Tenant that are part of the ordinary course of Tenant's business. As used in this Lease, “Release” shall mean any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration and does not include mere presence. As used in this Lease, "Permitted Materials" shall mean chemicals and quantities thereof typically used, stored, and handled in a premises limited to normal office use.

3.02(b). Environmental Requirements. Tenant hereby agrees that: (a) Tenant shall not conduct, or permit to be conducted, on the Premises any activity which is not a Permitted Activity; (b) Tenant shall not use, store or otherwise handle, or permit any use, storage or other handling of, any material or substance which is not a Permitted Material on or about the Premises; (c) Tenant shall obtain and maintain in effect all permits and licenses required pursuant to any Environmental Laws for Tenant's activities on the Premises;
(d) Tenant shall at all times comply with all applicable Environmental Laws and any health, safety and environmental policies that Landlord establishes for Landlord’s Campus from time to time, and reasonably applies to the Premises; (e) at Landlord’s request, Tenant shall promptly provide Landlord information regarding the quantities of Permitted Materials in Tenant’s possession and other information requested by Landlord for management of HSE issues at the Premises; (f) Tenant shall not engage in the storage, treatment or disposal on or about the Premises of any waste except for any temporary storage of waste generated in the course of Permitted Activities; (g) Tenant shall not install any aboveground or underground storage tank or any subsurface lines for the storage or transfer of any material or substance;
(h) Tenant shall store all Permitted Materials in a manner that protects the Premises, the Building, Landlord’s Campus, and the environment from accidental Releases; (i) on or before the date Tenant ceases to occupy the Premises, Tenant shall remove from the Premises all materials or substances that were handled by or permitted on the Premises by Tenant during the term of this Lease; (j) Tenant shall manage, dispose of and pay for the disposal of all waste generated by its personnel and operations; and
(k) if any unpermitted Release of a Hazardous Material to the environment occurs on or about or beneath the Premises as a result of any act or omission of Tenant or its agents, officers, employees, contractors, invitees or licensees occurring during the term of this Lease, Tenant shall, at Tenant's sole cost and expense, promptly undertake all remedial measures reasonably required to clean up and abate or otherwise respond to the Release in accordance with applicable Environmental Laws and any then-current health, safety and environmental policies established by Landlord for Landlord’s Campus and reasonably applied to the Premises, and restore the Premises to its pre-release condition. Landlord and Landlord's representatives shall have the right, but not the obligation, to enter the Premises at any reasonable time with reasonable notice for the purpose of inspecting the storage, use and handling of any Permitted Material on the Premises in order to determine Tenant's compliance with the requirements of this Lease and applicable Environmental Laws. Tenant shall indemnify and defend Landlord, its subsidiaries and affiliates, and all members, shareholders, partners, directors, officers, managers, persons, firms, brokers, agents, employees or representatives of, or acting or purporting to act on behalf of any thereof (collectively, “Landlord Indemnified Persons”) against and hold all Landlord Indemnified Persons harmless from all claims, demands, actions, judgments, liabilities, costs, expenses, losses, damages (including the limited right to recover consequential damages pursuant to section 10.2 hereof), penalties, fines and obligations of any nature (including, but not limited to, for bodily injury or personal injury, illness or death of any person in, on or about the Premises, the Building or other parts of Landlord’s Campus, for damage to the Premises or the Building or other parts of Landlord’s Campus, and for reasonable attorneys' fees and disbursements incurred in the investigation, defense or settlement of claims) that any of Landlord Indemnified Persons may incur as a result of, or in connection with, claims arising from the presence, use storage, transportation, treatment, Release or other handling, on or about the Property, of any Permitted Material or Hazardous Material introduced or permitted by any act or omission of Tenant or its agents, officers, employees, contractors, invitees, subtenants or licensees during the term of this Lease. The liability of Tenant under this paragraph 3.02(b) shall survive the termination of this Lease.

3.03.    Services and Utilities.

3.03(a). Services. Landlord shall provide the following services to the Premises at Landlord’s expense, but subject to Tenant’s costs sharing obligations under Section 2.03:

(i)    Heating, ventilation, and air conditioning ("HVAC") for the Premises during business hours to maintain temperatures for comfortable use and occupancy for normal office use. Landlord shall provide Tenant with access to thermostats controlling the Premises and permit Tenant to override Landlord’s programming at any time during or outside of normal business hours, provided that Tenant shall at all times maintain a temperature in the Premises ranging from 68⁰ to 72⁰ Fahrenheit;

(ii)    Hot and cold water sufficient for drinking, lavatory, toilet, and ordinary cleaning purposes to be drawn from approved fixtures in the Premises;

(iii)    Electricity to the Premises during business hours that provides electric current in reasonable amounts necessary for normal office use, lighting, and HVAC;

(iv)    Extermination and pest control consistent with normal office use when necessary;

(v)    Basic daily cleaning services for break room and rest rooms, and weekly vacuuming of offices, all performed by Landlord’s janitorial vendor during after-hours;

(vi)    Trash hauling and recycling services on a weekly basis from collection points designated by Landlord (provided that Tenant’s trash and recycling shall be consistent with normal office use);

(vii)    Maintenance of Common Areas in a manner comparable to other office developments of similar class in the metropolitan area where the Building is located. The maintenance shall include cleaning, HVAC, illumination, snow shoveling, deicing, repairs, replacements, lawn care and landscaping; and

(viii)    Security of the Common Areas, but subject to paragraph 13.19 hereof.

Except for the services listed above, Landlord is not obligated to provide any other services. Tenant shall have the right, at Tenant’s sole expense, to hire Landlord’s janitorial contractor to perform janitorial services above the level performed by Landlord pursuant to part (v) above.

3.03(b). Business Hours. "Business hours" means Monday through Friday, 7:00 a.m. through 7:00 p.m. and Saturday, 8:00 a.m. through 1:00 p.m., excluding New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day.

3.03(c). 24 Hour Access. Tenant, its employees, agents, and invitees shall have access to the Premises twenty-four (24) hours a day, seven (7) days a week without any additional charge or costs; subject, however, to Landlord’s right under Section 9.06 to limit Tenant’s access to the Premises or to close the Building.

3.03(d). Extra Services. If Tenant’s use of electricity or other utilities in the Premises is in excess of the quantity that would be reasonably expected to be consumed for normal office use, as substantiated in writing by an engineer or contractor qualified to make such determination, Landlord may directly charge Tenant for the extra use and exclude those charges from Operating Expenses and Tenant shall pay any amounts billed to Tenant for such excess use within 30 days after such amounts are billed. If Tenant requires or desires janitorial services or extermination or pest control services that exceed the levels described in paragraph 3.3(a), Tenant shall be solely responsible for obtaining them. If Tenant installs a gym or fitness area within the Premises (which must be approved by Landlord pursuant to Section 4 hereof), Landlord shall have no responsibility to provide janitorial services or extermination or pest control services to such area. Landlord shall have no responsibility to provide security services to the interior of the Premises.

3.03(e). Interruption of Services. If any essential services (such as HVAC, passenger elevators if necessary for reasonable access, electricity, water) supplied by Landlord are interrupted, and the interruption does not result from the negligence or willful misconduct of Tenant, its employees, invitees, or agents, Tenant shall be entitled to an abatement of Fixed Rent on an equitable basis, with the amount of the abatement being an amount that would be equitable based on the nature of the interruption as reasonably determined by Landlord (an "equitable abatement"); provided, however, that the equitable abatement shall begin on the fourth consecutive business day of the interruption, or when Tenant stops using the Premises because of the interruption, whichever is later. The equitable abatement shall end when the services are restored. During any such interruption, Landlord shall use commercially reasonable efforts to restore the services as promptly as is possible.

3.04.    Repairs, Maintenance, and Surrender.

3.04(a). Tenant's Care of Premises. Tenant shall, at Tenant’s sole expense, (i) make repairs and replacements to the interior of the Premises and pay Landlord for the repairs or replacements to the Building if any such repairs or replacements are needed because of Tenant's misuse or negligence or because of damage caused by Tenant's employees, contractors or invitees, except to the extent that a claim for such repairs or replacements is waived under paragraph 5.01(d); (ii) repair and replace all furniture, fixtures, equipment or decorative treatments in the Premises installed by Tenant, except (A) to the extent the repairs or replacements are needed because of Landlord's negligence or intentional misconduct, and the claim is not waived under paragraph 5.01(d); or (B) if the Lease is ended under Sections 6.01 (Damages), 6.02 (Condemnation); and (iii) not commit waste. If Tenant installs a gym or fitness area within the Premises (which must be approved by Landlord pursuant to Section 4 hereof), Tenant shall be solely responsible for the maintenance thereof and the repair to all fixtures and equipment located therein.

3.04(b). Landlord's Repairs. Except for repairs and replacements that Tenant must make under paragraph 3.04(a), subject to Section 2.03, Landlord shall pay for and make all repairs and replacements to the Premises, common areas and Building (including Building fixtures and equipment). Landlord shall make the repairs and replacements to maintain the Building in a similar condition to comparable buildings of similar class in the metropolitan area where the Building is located. This maintenance shall include the roof, foundation, exterior walls, interior structural walls, all structural components, and all systems such as mechanical, electrical, HVAC, life-safety and plumbing.

3.04(c). Time for Repairs. Repairs or replacements required under paragraphs 3.04(a) or 3.04(b) shall be made within a reasonable time (depending on the nature of the repair or replacement needed) after receiving notice or having actual knowledge of the need for a repair or replacement.

3.04(d). Surrendering the Premises. Upon the expiration of the Term or the earlier termination of this Lease, Tenant shall surrender the Premises to Landlord in broom clean condition similar to the condition that the Premises were in on upon the completion of the Initial Tenant Improvements, except for ordinary wear and tear and damage by the elements, fire, or other casualty or condemnation. Upon surrender, Tenant shall remove from the Premises its personal property and trade fixtures and repair any damage to the Premises caused by the removal, and comply with the provisions of Section 1.06 with respect to the Personal Property. Any items not removed by Tenant as required above shall be considered abandoned. Landlord may dispose of abandoned items as Landlord chooses and bill Tenant for the cost of their disposal, minus any revenues received by Landlord for their disposal. If Tenant constructs any special facilities (including, without limitation, a gym or fitness area), upon surrender of the Premises the area where the special facilities were located shall be restored by Tenant to its condition at the time possession of said area was delivered to Tenant, unless otherwise agreed in writing at that time by Landlord. With respect to any other

Alterations (defined below), Tenant upon surrender of the Premises shall comply with any removal requirements specified when Landlord gave its written consent to those Alterations.
SECTION 4-ALTERATIONS

4.01. Alterations.

4.01(a). Landlord Approval Required. Tenant shall not make any alterations, additions or improvements in or to the Premises or any part thereof (each, an “Alteration”), or attach any fixtures or equipment thereto, without Landlord's prior written consent; and Landlord’s consent to the foregoing shall not be unreasonably withheld. With respect to any alterations desired by Tenant, including those that Tenant desires to comprise the Initial Tenant Improvements, Tenant shall submit to Landlord along with Tenant’s request for approval (such approval not to be unreasonably withheld), complete plans and specifications for the applicable work. Such plans and specifications shall be prepared by responsible licensed architect(s) and engineer(s), shall comply with all applicable codes, laws, ordinances, rules and regulations, shall not adversely affect any systems, components or elements of the Building or other parts of Landlord’s Campus, and shall be in a form sufficient to secure the approval of all government authorities with jurisdiction over the Property. Such plans shall also include rules and regulations to be incorporated into a construction contract with the contractor designed to avoid interference caused by construction, protect safety and regulate construction staging areas. Except with respect to the Initial Tenant Improvements, Landlord shall have the right to condition its consent to any such Alteration upon Tenant agreeing to restore the altered area upon the expiration of the Term or the earlier termination of this Lease as near as practicable to the said area’s condition immediately prior to the commencement of the subject alteration work.

4.01(b). Requirements for Alterations Approved by Landlord.

(i)    For all Alterations approved by Landlord, including those Alterations comprising the Initial Tenant Improvements, Tenant shall obtain all required permits for the subject work. Tenant shall engage responsible licensed contractor(s) to perform the subject work who shall carry insurance reasonably acceptable to Landlord. Tenant shall perform the subject work in accordance with the plans and specifications approved by Landlord, in a good and workmanlike manner, in full compliance with all applicable laws, codes, ordinances, rules and regulations, including, without limitation, Landlord’s rules and regulations for the Building and/or Landlord’s Campus regarding safety and logistics. Tenant shall pay for all work (including the cost of all utilities, permits, fees, taxes, and property and liability insurance premiums in connection therewith) required to install the subject Alterations. Under no circumstances shall Landlord be liable to Tenant for any damage, loss, cost or expense incurred by Tenant on account of the design of any work, construction of any work, or delay in completion of any work performed by, or at the direction, of Tenant.

(ii)    Tenant shall give written notice to Landlord of the date on which construction of any work will be commenced at least five business days prior to such date (or such lesser period of time, as reasonable under the circumstances, if it is not reasonably practicable to provide at least 5-business days’ advance notice); provided that with respect to the Initial Tenant Improvements, Tenant shall exercise good faith, reasonable efforts to keep Landlord informed of the commencement and progress of the subject work, and respond reasonably promptly to any questions of Landlord concerning the installation of the Initial Tenant Improvements. All work associated with any Alteration shall be subject to Section 9.02 hereof (Mechanics Liens).

(ii)    Landlord may, but shall not be obligated to, supervise the construction of any approved Alteration to ensure that the subject work is performed in accordance with the standards set forth in this Section 4.01(b).
(iii)    Landlord shall have a continuing right to approve the logistics and timing of any construction of Tenant that involve activities outside of buildings (e.g., activities that require construction trucks).

SECTION 5-INSURANCE

5.01.    Insurance.

5.01(a). Landlord's Building Insurance. Subject to Landlord's right to self insure, at all times during the term hereof, Landlord shall keep the Building, including the Initial Tenant Improvements, insured against damage and destruction by fire, vandalism, and other perils so called "All Risks" perils. The "All Risks" perils, Flood, and Boiler and Machinery. The amount of the insurance shall be equal to the full replacement value of the Building, as the value may exist from time to time. Landlord may, but shall not be obligated to, insure the Personal Property. Notwithstanding the foregoing, Landlord shall not be required to insure (or self-insure) any fixtures or equipment in any gym or fitness area included within the Initial Tenant Improvements.

5.01(b). Property Insurance. Tenant shall keep its personal property and trade fixtures in the Premises insured against damage and destruction by fire, vandalism, and other perils so called "All Risks" perils, The amount of the insurance shall be in an amount to cover 100% of the replacement value of the property and fixtures, as that value may exist from time to time. Tenant shall also keep any Alterations made to the Premises by Tenant, other than the Initial Tenant Improvements, to the same degree as Tenant's personal property and trade fixtures. Tenant acknowledges that Landlord is not obligated to insure any fixtures or equipment in any gym or fitness area included within the Initial Tenant Improvements.

5.01(c). Liability Insurance. Subject to Landlord's right to self insure, each party shall maintain Commercial General Liability insurance for damages because of bodily injury to or personal injury to or death of any person(s) or property damage occurring in or about the Building and Premises in the following minimum amounts: one million ($1,000,000.00) dollars each occurrence; two million ($2,000,000.00) dollars general aggregate.

5.01(d). Release of Claims and Waiver of Subrogation. Each party waives any right of recovery against the other party and releases all claims arising in any manner in its ("Injured Party's") favor and against the other party for any loss or damage to the Injured Party's property (real or personal) located within or constituting a part of or all of the Building. The parties further agree to have their respective insurers waive any rights of subrogation that such insurers may have against the other party. This waiver and release apply to the extent the loss or damage is covered by the Injured Party's insurance or the insurance the Injured Party is required to carry under this Section 5, whichever is greater. The waiver and release also apply to each party's directors, officers, employees, shareholders, and agents.

5.01(e). Insurance Criteria. Insurance policies required by this Lease shall:

(i)    Tenant shall endeavor to provide 30 days’ notice to the Landlord, if the insurance is to be canceled or materially changed;

(ii)    be primary policies not as contributing with, or in excess of, the coverage that the other party may carry;

(iii)    be written on an "occurrence" basis; and

(iv)    be maintained during the entire Term.
5.01(f). Evidence of Insurance. Contemporaneous with the execution of this Lease, and upon each renewal of its insurance policies, each party shall give certificates of insurance to the other party in the form of an Acord 28 or its equivalent or provide a certificate that it is self insuring if that is the case. Each certificate shall specify amounts, types of coverage, the waiver of subrogation, and the insurance criteria listed in paragraph 5.01(e). The policies shall be renewed or replaced and maintained by the party responsible for that policy. If either party fails to give the required certificate within 30 days after notice of demand for it, the other party may obtain and pay for that insurance and receive reimbursement from the party required to have the insurance.

5.01(g). Landlord's Right to Self-Insure. Notwithstanding anything to the contrary contained in this Lease, Landlord shall have the right, at its sole election, to self-insure with respect to some or all of the insurance coverages required to be carried by it under this Lease, under any plan of self-insurance which it may from time to time have in force and effect.

5.02.    Indemnification of Third Party Claims.

5.02(a). Tenant's Indemnity. Tenant hereby agrees to indemnify, defend, and hold Landlord harmless from third party claims for personal injury, bodily injury, death, or property damage caused by the negligence or willful misconduct of Tenant, its agents, employees, subtenants, licenses, or invitees. When the claim is caused by the joint negligence or willful misconduct of Tenant and Landlord or Tenant and a third party unrelated to Tenant, except Tenant's agents, employees, subtenants, licenses, or invitees, Tenant's duty to defend, indemnify, and hold Landlord harmless shall be in proportion to Tenant's allocable share of the joint negligence or willful misconduct.

5.02(b). Landlord's Indemnity. Landlord hereby agrees to indemnify, defend, and hold Tenant harmless from third party claims for personal injury, bodily injury, death, or property damage caused by the negligence or willful misconduct of Landlord, its agents, employees, contractors, invitees, or licensees. When the claim is caused by the joint negligence or willful misconduct of Landlord and Tenant or Landlord and a third party unrelated to Landlord, except Landlord's agents, employees, contractors, invitees, or licensees, Landlord's duty to defend, indemnify, and hold Tenant harmless shall be in proportion to Landlord's allocable share of the joint negligence or willful misconduct.

5.03.    Limitation of Landlord 's liability.

5.03(a). Transfer of Premises. If the Building is sold or transferred, voluntarily or involuntarily, including a sale or transfer of the Building as part of a sale or transfer of Landlord’s Campus, Landlord's Lease obligations and liabilities accruing after the transfer shall be the sole responsibility of the new owner provided that the new owner has assumed Landlord's obligations. Landlord shall notify Tenant if Landlord decides to attempt to sell Landlord’s Campus. Landlord agrees that any efforts by Landlord to sell Landlord’s Campus shall not materially disrupt the business operations of Tenant.

5.03(b). Liability for Money Judgment. If Landlord, its employees, officers, or partners are ordered to pay Tenant a money judgment because of Landlord's Default under this Lease, then Tenant's sole remedy to satisfy the judgment shall be based on Landlord's interest in the Landlord’s Campus, including the rental income and proceeds from sale and any insurance or condemnation proceeds received because of damage or condemnation to, or of, the Building, or Land that are available for use by Landlord. In the event that Landlord finances the Building and the Land to an extent above 80% of its appraised value, then Tenant's recovery shall not be limited to Landlord's interest in the building for any amounts due Tenant, for such amounts up to 20% of the appraised value of the Building and the Land at the time such recovery is sought. Notwithstanding the foregoing language, Tenant's remedies shall not be limited to money judgments, as Tenant may seek specific performance, an injunction or other remedy permitted at law or in equity. Further notwithstanding the foregoing, in no event shall Landlord be liable to Tenant for consequential or punitive damages.

SECTION 6-LOSS OF PREMISES

6.01.    Damages.

6.01(a). Definition. "Relevant Space" means: (i) the Premises, excluding any of Tenant Alterations other than the Initial Tenant Improvements; (ii) reasonable access to the Premises; and (iii) any part of the Building that provides essential services to the Premises.

6.01(b). Repair of Damage. If the Relevant Space is damaged in part or whole from any cause and the Relevant Space can be substantially repaired and restored within 180 days from the date of the damage using standard working methods and procedures, Landlord shall at its expense promptly and diligently repair and restore the Relevant Space to substantially the same condition as existed before the damage. This repair and restoration shall be made within 180 days from the date of the damage. If the Relevant Space is not or cannot be repaired and restored within the 180-day period, then either party may, within 10 days after determining that the repairs and restoration cannot be made within 180 days, cancel this Lease by giving written notice to the other party. Notwithstanding the foregoing, Landlord shall not be obligated to restore any gym or fitness area included within the Initial Tenant Improvements, other than restoring such area to a “white box”. Further notwithstanding the foregoing, if the Relevant Space is damaged at a time when there is less than six months remaining in the Term and the damage to the Relevant Space cannot be restored within 20% of the number of days remaining in the Term, either Landlord or Tenant may cancel this Lease by giving notice to the other.

6.01(c). Abatement. Unless the damage is caused by Tenant's willful misconduct, the Fixed Rent shall abate in proportion to that part of the Premises that is unfit for use in Tenant's business. The abatement shall consider the nature and extent of interference to Tenant's ability to conduct business in the Premises and the need for access and essential services. The abatement shall continue from the date the damage occurred until the earlier of (i) 10 business days after Landlord completes the repairs and restoration to the Relevant Space or the part rendered unusable and notice to Tenant that the repairs and restoration are completed, all as reasonably approved by Tenant, or (ii) until Tenant again uses the Premises or the part rendered unusable.

6.01(d). Tenant's Property. Landlord shall be obligated to repair or restore any damage to Tenant's trade fixtures, furniture, equipment, or other personal property, or any Tenant Alterations other than the Initial Tenant Improvements. Tenant shall be responsible for restoring any gym or fitness area included in the Initial Tenant Improvements, other than Landlord’s obligation under paragraph 6.01(b) with respect to such area.

6.01(e). Damage to Building. If more than 25% of the Building is damaged and Landlord decides not to repair and restore the Building, or any mortgagee of the Building shall not allow adequate insurance proceeds for repair and restoration, then Landlord may cancel this Lease. To cancel, Landlord must give written notice to Tenant within thirty (30) days after Landlord knows of the damage. The notice must specify the cancellation date, which shall be at least thirty (30) days after the date notice is given.

6.01(f). Cancellation. If either party cancels this Lease as permitted in this Section 6.01, then this Lease shall end on the day specified in the cancellation notice. The Fixed Rent and all other charges hereunder payable by Tenant shall be payable up to the cancellation date and shall account for any abatement. Landlord shall promptly refund to Tenant any prepaid, unaccrued Fixed Rent, accounting for any abatement, less any sum then owing by Tenant to Landlord.
6.02.    Condemnation.

6.02(a). Entire Taking. If the entire Premises or the portions of the Building required for reasonable access to, or the reasonable use of, the Premises are taken by eminent domain, this Lease shall automatically end on the earlier of the date (i) title vests in the condemning authority or (ii) Tenant is dispossessed by the condemning authority.

6.02(b). Partial Taking. If the taking of a part of the Premises materially interferes with Tenant's ability to continue its business operations in substantially the same manner and space then Tenant may end this Lease on the earlier of the date (i) title vests in the condemning authority; or (ii) the date Tenant is dispossessed by the condemning authority. If there is a partial taking and this Lease continues, then this Lease shall end as to the part taken and the Fixed Rent shall abate in proportion to the part of the Premises taken and Tenant's share of Operating Expenses increases under Section 2.03 hereof shall be equitably reduced.

6.02(c). Termination by Landlord. If title to a part of the Building other than the Premises is condemned, and in Landlord's reasonable opinion, the Building should be restored in a manner that materially alters the Premises, Landlord may cancel this Lease by giving notice to Tenant. The cancellation notice shall be given within 60 days following the date Landlord receives notice of such condemnation. This Lease shall end on the date specified in the cancellation notice, which date shall be at least 30 days.

6.02(d). Rent Adjustment. If this Lease is canceled as provided in this Section 6.02, then the Fixed Rent and all other charges payable by Tenant hereunder shall be payable up to the cancellation date, and shall account for any abatement. Landlord, considering any abatement, shall promptly refund to Tenant any prepaid, unaccrued Fixed Rent, less any sum then owing by Tenant to Landlord.

6.02(e). Repair. If the Lease is not canceled as provided for in this Section 6.02, then Landlord at its expense shall promptly repair and restore the Premises to substantially the same condition that existed immediately before the taking, to the extent reasonably practicable, except for the part taken, to render the Premises a complete architectural unit.

6.02(f). Awards and Damages. Landlord reserves all rights to damages paid because of any partial or entire taking of the Premises. Tenant assigns to Landlord any right Tenant may have to the damages or award. Further, Tenant shall not make claims against Landlord or the condemning authority for damages. Notwithstanding anything else in this paragraph 6.02(f), Tenant may claim and recover from the condemning authority a separate award for Tenant's moving expenses, business dislocation damages, Tenant's personal property and fixtures, the unamortized costs of leasehold improvements paid for by Tenant, and any other award that would not reduce the award payable to Landlord. Each party shall seek its own award, as limited above, at its own expense, and neither shall have any right to the award made to the other.

6.02(g). Temporary Condemnation. If part or all of the Premises are condemned for a limited period of time ("Temporary Condemnation"), this Lease shall remain in effect. The Fixed Rent and Tenant's obligations for the part of the Premises taken shall abate during the Temporary Condemnation in proportion to the part of the Premises that Tenant is unable to use in its business operations as a result of the Temporary Condemnation.

SECTION 7-DEFAULT

7.01.    Default by Tenant. The occurrence of any one or more of the following events ("Event of Default") shall constitute a breach of this Lease by Tenant:
(a)    Tenant fails to pay any Fixed Rent, or any other amount of money or charge payable by Tenant hereunder as and when such Fixed Rent or other amount or charge becomes due and payable and such failure continues for more than five business days after Landlord gives written notice thereof to Tenant; or

(b)    Tenant materially or repeatedly violates the provisions of this Lease related to confidentiality or to Tenant accessing areas of the Landlord’s Campus not permitted under this Lease.

(c)    Tenant (i) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy, insolvency or other debtors' relief law of any jurisdiction, (ii) makes an assignment for the benefit of its creditors, or (iii) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers of Tenant or of any substantial part of Tenant's property; or

(d)    Without consent by Tenant, a court or government authority enters an order, and such order is not vacated within sixty (60) days, (i) appointing a custodian, receiver, trustee or other officer with similar powers with respect to Tenant or with respect to any substantial part of Tenant's property, or (ii) constituting an order for relief or approving a petition for relief or reorganization or arrangement or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy, insolvency or other debtors' relief law of any jurisdiction, or (iii) ordering the dissolution, winding-up or liquidation of Tenant; or

(e)    This Lease or any estate of Tenant hereunder is levied upon under any attachment or execution and such attachment or execution is not vacated within 60 days.

(f)    Other than the agreements or covenants covered by paragraphs (a) through (e) (e) of this Section 7.01, Tenant fails to perform or breaches any agreement or covenant of this Lease to be performed or observed by Tenant, as and when performance or observance is due and such failure or breach continues for more than thirty (30) days after Landlord gives written notice thereof to Tenant, provided that, if the nature of Tenant's default is such that more than thirty (30) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant shall commence such cure within said thirty (30) day period and thereafter diligently prosecute such cure to completion.

7.02.    Remedies. Upon the occurrence of an Event of Default, Landlord shall have the following remedies, in addition to all other rights and remedies provided by law or otherwise provided in this Lease, to which Landlord may resort cumulatively, or in the alternative:

(a)    Landlord may, at Landlord’s election, keep this Lease in effect and enforce, by an action at law or in equity, all of its rights and remedies under this Lease including, without limitation,
(i) the right to recover the rent and other sums as they become due by appropriate legal action, (ii) the right to make payments required by Tenant, or perform Tenant’s obligations and be reimbursed by Tenant for the cost thereof with interest at the rate set forth in section 10.5 hereof, and the remedies of injunctive relief and specific performance to prevent Tenant from violating the terms of this Lease and/or to compel Tenant to perform its obligations under this Lease, as the case may be.

(b)    Landlord may, at Landlord’s election, terminate this Lease by giving Tenant written notice of termination, in which event this Lease shall terminate on the date set forth for termination in such notice, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor. Any termination under this paragraph shall not relieve Tenant from its obligation to pay to Landlord all Fixed Rent, additional rent and any other charges under this Lease then or thereafter due, or any other sums due or thereafter accruing to Landlord, or from any claim against Tenant for damages previously accrued or then or thereafter accruing. In no event shall any one or more of the following actions by Landlord, in the absence of a written election by Landlord to terminate this Lease, constitute a termination of this Lease:

interest hereunder;
(i)    Appointment of a receiver or keeper in order to protect Landlord’s

(ii)    Consent to any subletting of the Premises or assignment of this Lease by
Tenant, whether pursuant to the provisions hereof or otherwise; or

(iii)    Any action taken by Landlord or its officers, agents, employees, or servants, which is intended to mitigate the adverse effects of any breach of this Lease by Tenant, including, without limitation, any action taken to maintain and preserve the Premises on any action taken to relet the Premises or any portion thereof for the account at Tenant and in the name of Tenant.

(c)    In the event Tenant breaches this Lease and abandons the Premises, Landlord may terminate this Lease, but this Lease shall not terminate unless Landlord gives Tenant written notice of termination. If Landlord does not terminate this Lease by giving written notice of termination, Landlord may enforce all its rights and remedies under this Lease, including the right and remedies provided by California Civil Code Section 1951.4 (“lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has right to sublet or assign, subject only to reasonable limitations”), as in effect on the effective date of this Lease.

(d)    In the event Landlord terminates this Lease, Landlord shall be entitled, at Landlord’s election, to the rights and remedies provided in California Civil Code Section 1951.2, as in effect on the date of this Lease. For purposes of computing damages pursuant to Section 1951.2, an interest rate equal to the rate stated in Section 7.05 hereof shall apply, where permitted. Such damages shall include, without limitation:

(i)    The worth at the time of the award of the unpaid rent which had been earned at the time of termination;

(ii)    The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided;

(iii)    The worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided, computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco, at the time of award plus 1%;

(iv)    Any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease, or which in the ordinary course of things would be likely to result therefrom, including without limitation, the following:
(i) expenses for cleaning, repairing or restoring the Premises, (ii) expenses for altering, remodeling or otherwise improving the Leased Premises for the purpose of reletting, including removal of existing leasehold improvements and/or installation of additional leasehold improvements (regardless of how the same is funded, including reduction of rent, a direct payment or allowance to a new tenant, or otherwise),
(iii)    broker’s fees allocable to the remainder of the term of this Lease, advertising costs and other expenses of reletting the Premises; (iv) costs of carrying and maintaining the Premises, such as taxes, insurance premiums, utility charges and security precautions, (v) expenses incurred in removing, disposing of and/or storing any of Tenant’s personal property, inventory or trade fixtures remaining therein; (vi) reasonable attorney’s fees, expert witness fees, court costs and other reasonable expenses incurred by Landlord (but not limited to taxable costs) in retaking possession of the Premises, establishing damages hereunder, and releasing the Premises; (vii) damages under Landlord’s mortgage and related financing documents, including, but not limited to, the payment of default interest, legal fees, late charges, collection costs, and sums necessary to maintain Lender’s yield on the loaned amounts and (viii) any other expenses, costs or damages otherwise incurred or suffered as a result of Tenant’s default; and

(v)    Pursuant to California Code of Civil Procedure Section 1161.1, Landlord may accept a partial payment of rent after serving a notice pursuant to California Code of Civil Procedure Section 1161, and may without further notice to the Tenant, commence and pursue an action to recover the difference between the amount demanded in that notice and the payment actually received. This acceptance of such a partial payment of rent does not constitute a waiver of any rights, including any right the Landlord may have to recover possession of the Leased Premises.

(vi)    For purposes of Section 7 of this Lease, the term “rent” shall include the Fixed Rent and all other charges payable by Tenant under this Lease.

7.03.    Continuation. If an Event of Default occurs and is continuing, this Lease shall continue in effect for so long as Landlord does not terminate this Lease and Landlord shall have the right to enforce all its rights and remedies under this Lease, including the right to recover all rent as it becomes due under this Lease and all other amounts necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform of Tenant's obligations under this Lease, including without limitation, consequential damages where Tenant’s act or omission giving rise to such claim for consequential damages was committed by Tenant in bad faith or through willful misconduct. Absent a finding of such bad faith or willful misconduct on Tenant’s part, Landlord waives any claim to consequential damages. Acts of maintenance or preservation or efforts to relet the Premises or the appointment of a receiver upon initiative of Landlord to protect Landlord's interest under this Lease shall not constitute a termination of Tenant's right to possession unless written notice of termination is given by Landlord to Tenant.

7.04.    Remedies Cumulative. The remedies of Landlord provided for in this Lease are cumulative and in addition to all other remedies available at law or in equity by statute or otherwise. Exercise by Landlord of any remedy shall not be deemed to be an acceptance of surrender of the Premises by Tenant, either by agreement or by operation of law. Surrender of the Premises can be effectuated only by the written agreement of Landlord and Tenant.

7.05.    Tenant's Primary Duty. All agreements and covenants to be performed or observed by Tenant under this Lease shall, except as otherwise specifically set forth herein, be at Tenant's sole cost and expense and without any abatement of rent. If Tenant fails to pay any sum of money to be paid by Tenant or to perform any other act to be performed by Tenant under this Lease and such failure results in an Event of Default, Landlord shall have the right, but shall not be obligated, and without waiving or releasing Tenant from any obligations of Tenant, to make any such payment or to perform any such other act on behalf of Tenant in accordance with this Lease. All sums so paid by Landlord and all costs incurred or paid by Landlord shall be deemed additional rent hereunder and Tenant shall pay the same to Landlord within 10 days following written demand, together with interest on all such sums and costs from the date of expenditure by Landlord to the date of repayment by Tenant at the prime rate, as published by the The
Wall Street Journal (or another reputable publication selected by Landlord if The Wall Street Journal ceases publishing the prime rate), plus 3% or the highest legal rate, if less.

7.06.    Abandoned Property. If Tenant abandons the Premises, or is dispossessed by process of law or otherwise, any movable furniture, equipment, trade fixtures or personal property belonging to Tenant and left in the Premises shall be deemed to be abandoned, at the option of Landlord, and Landlord shall have the right to sell or otherwise dispose of such personal property in any commercially reasonable manner.

7.07.    Landlord Default. If Landlord defaults under this Lease, Tenant shall give written notice to Landlord specifying such default with particularity, and Landlord shall have 30 days after receipt of such notice within which to cure such default, or such longer period of time as is reasonably required to cure such default if Landlord is diligently prosecuting such cure after such default notice is delivered by Tenant to Landlord (any such default by Landlord that continues following the giving of the foregoing notice and expiration of the foregoing cure period shall be hereinafter referred to as a “Landlord Default”). In the event of any Landlord Default, Tenant's exclusive remedy shall be (i) the right to bring an action for actual damages; (ii) the right to bring an action for injunctive relief; and (iii) “Tenant’s Self Help Right” (as hereinafter defined); and Tenant shall not, and hereby waives any right to, terminate this Lease or abate or set off against rent (except as permitted by Tenant’s Self Help Right). Tenant waives any claim to consequential damages against Landlord.

In the event that Landlord defaults in maintaining, repairing or replacing an area or item in the manner required under this Lease, and such default continues after the giving of the notice and expiration of the cure period stated above, Tenant shall have the right, upon at least five business days’ advance written notice to Landlord, to take such action as shall be necessary to correct the applicable default. If Tenant exercises its right hereunder to correct a Landlord default, Tenant shall notify Landlord in writing of the corrective action taken and the cost incurred by Tenant in taking such corrective action, which notice shall be accompanied by reasonably detailed documentation substantiating such corrective action and the cost incurred by Tenant in connection therewith, and Tenant shall thereafter have the right to deduct the reasonable cost incurred by Tenant in taking such action from the next installment(s) of Fixed Rent due hereunder. Tenant’s right under this paragraph shall be referred to as “Tenant’s Self Help Right”.

Landlord and Tenant agree that the provisions of this Section 7.07 above are intended to supersede and replace the provisions of California Civil Code Sections 1932(1), 1941 and 1942, and accordingly, Tenant hereby waives the provisions of California Civil Code Sections 1932(1), 1941 and 1942 and/or any similar or successor law regarding Tenant’s right to terminate this Lease or to make repairs and deduct the expenses of such repairs from the rent due under this Lease (except as permitted by Tenant’s Self Help Right).

SECTION 8-NONDISTURBANCE

8.01. Subordination, Nondisturbance, and Attornment.

8.01.    Mortgages. If Landlord grants a mortgage or ground lease covering Landlord’s Campus or any portion thereof after the execution of this Lease, Tenant agrees, execute a subordination, non-disturbance and attornment agreement (“SNDA”) in favor of the mortgagee or ground lessor, as applicable, if such SNDA is requested by Landlord. The form of any SNDA shall be in a commercially reasonable form and shall, among other standard provisions, provide that the beneficiary, for itself and any successor in title to Landlord, shall not disturb Tenant in the event of a foreclosure of the lien of such deed of trust or other instrument and shall recognize Tenant under the Lease between Tenant and the successor owner, subject to such carve-outs as might be typically found in an SNDA, provided Tenant is not in default beyond applicable notice and cure. In addition, the SNDA shall not modify the economic terms of this Lease or exempt the successor in title to Landlord from honoring on-going maintenance obligations even if the breach occurred prior to the successor landlord becoming the owner.

8.02.    Estoppel Certificate. The Tenant shall within 15 business days after receiving a written request from the Landlord, execute and deliver written statement certifying: (i) the document comprising this Lease, and any amendments to this Lease; (ii) the Rent Commencement Date and Termination Date, (iii) that this Lease (as amended by any amendments in effect at the time in question) is unmodified and in full effect or in full effect as modified, stating the date and nature of the modification; (iv) whether the Landlord is in default or Tenant has any claims or demands against Landlord and, if so, specifying the Default, claim, or demand; (v) the dates through which Tenant has paid Fixed Rent and the amounts of such payments; and (vi) such other factual information related to this Lease or the Premises as may reasonably be requested. Landlord may furnish the Estoppel Certificate to lenders, purchasers, prospective lenders, and prospective purchasers, who may rely on the information in said Certificate.

8.03.    Quiet Possession. During the Lease Term and any renewal or extension thereof, so long as Tenant observes and performs all of the terms and conditions of this Lease to be observed and performed by Tenant, Landlord covenants that the peaceful and quiet enjoyment by Tenant of the Premises will not be disturbed by Landlord or anyone claiming by and through Landlord.

SECTION 9-LANDLORD'S RIGHTS

9.01.    Rules. Tenant and Tenant’s employees, contractors and invitees shall comply with the Rules attached as Exhibit G (the "Rules"); and reasonable modifications and additions thereto. Landlord shall endeavor to enforce the Rules in a reasonable and non-discriminatory fashion, but shall not be responsible for another tenant's failure to observe the Rules. Tenant shall also comply with any health, safety and environmental policies that Landlord establishes for Landlord’s Campus from time to time and reasonably applies to the Premises. Landlord represents that the only such health, safety and environmental policy currently in effect is that Tenant should promptly notify Landlord’s HSE Site Manager (Claudia Ivett Lopez; (805) 228-2512; claudia.lopez4@bayer.com) if any person working in the Premises has tested positive for COVID-19.

9.02.    Mechanic's Liens. Tenant shall, within 30 days after receiving notice of any mechanic's lien for material or work furnished to the Premises on Tenant's behalf and at Tenant's request, except for work contracted by Landlord including the Demising Wall, discharge the lien or post a bond equal to the amount of the disputed claim with companies reasonably satisfactory to Landlord. If Tenant posts a bond, it shall diligently and in good faith contest the validity of the lien, and shall cause the lien to be paid and released no later than 30 days after there is a final judgment or a settlement resolving such lien contest, or, if earlier, 30 days prior to the expiration of the Term. Tenant shall indemnify, defend, and hold Landlord harmless from all losses and expense, including reasonable attorney's fees, incurred arising in connection with these liens. If Tenant does not discharge the lien or post the bond within the thirty 30 day period or defaults on any of its other obligations under this Section, Landlord may pay any amounts, including interest and reasonable legal fees, to discharge the lien. Tenant shall then be liable to Landlord for the amounts paid by Landlord.

9.03.    Right to Enter. Landlord and its agents, servants, and employees may enter the Premises at reasonable times with prior written notice given to Tenant, and at any time if an emergency, without charge, liability, or abatement of Fixed Rent or other charges payable hereunder by Tenant, to examine the Premises, to provide the services under Section 3.03 hereof, to make repairs, alterations, improvements, and additions either required by this Lease or advisable to preserve the integrity, safety, and good order of part or all of the Premises or Building ; or to show the Premises to prospective lenders or purchasers and during the 180 days immediately before this Lease ends to prospective tenants, accompanied, if requested by Tenant, by a Tenant representative, provided that in all instances Landlord shall minimize interference with Tenant's business operations to the extent reasonably practicable.

9.04.    Holdover. If Tenant continues occupying the Premises after the Term ends ("Holdover") then (i) if the Holdover is with Landlord's written consent, it shall be a month-to-month tenancy, terminable on thirty (30) days advance notice by either party. Tenant shall pay at the beginning of each month Fixed Rent and all other charges payable by Tenant as was then due and owing under this Lease during the last month of the Term; or (ii) if the Holdover is without Landlord's written consent, then Tenant shall be a tenant-at-sufferance. Tenant shall pay by the first day of each month during the Holdover an amount equal to 150% the amount of Fixed Rent, plus all other charges payable hereunder, due during the last full month immediately preceding the Holdover period. Landlord shall retain its remedies against Tenant who holds over without written consent, including the right to recover damages in addition to the Holdover Rent.

9.05.    Signs. Landlord shall provide Tenant, at Tenant's expense, (i) shared signage on the monument sign for Landlord’s Campus located on Camino Del Sol; (ii) listing on the Building directory and appropriate floor directories; and (iii) a sign on the exterior wall or door of the Premises inside the Building, with the design of all of the foregoing subject to the approval of Landlord, which approval shall not be unreasonably withheld. No other signage shall be installed without the prior written consent of Landlord. All of Tenant’s signage shall be subject to applicable municipal codes and the applicable restrictions of McInnes Ranch Association.

9.06.    Close Property. Landlord may close the Building or other parts of Landlord’s, in emergency situations as exclusively and reasonably determined by Landlord. Without limiting the foregoing, Landlord shall have the right to close the Building, limit access to the Building, or to impose restrictions related to the use of the Building or other parts of Landlord’s Campus, in Landlord’s sole discretion, to deal with any public health emergencies, including, without limitation, the public health emergency related to the COVID-19 coronavirus. Landlord shall also have the right to close Landlord’s Campus or portions thereof during periods of general construction, during which times admittance may be gained only under such regulations as may be prescribed by Landlord. During periods of construction Landlord agrees to use its reasonable efforts to avoid unreasonable interference with Tenant's business operations and access to Tenant's Premises and Landlord agrees to provide reasonable notice to Tenant in nonemergency situations if such closure shall affect Tenant's access to its Premises or business operations.

9.07.    Sources & Grades of Materials. Subject to terms and conditions of this Lease, Landlord may designate all sources of all services used in the Common Areas and Landlord may designate the source and grade of all materials and all personnel for all construction, repairs and maintenance which Landlord is obligated to perform under this Lease, whether the same is within the Premises or about other portions of Landlord’s Campus.

9.08.    Reserved Easements. Subject to the terms and conditions of Section 9.03 and any obligations to provide Tenant notice, Landlord may enter the Premises for inspection purposes, or perform any maintenance, repairs, replacements or alterations for the benefit of the Property or any other tenant. Landlord retains an easement above the drop ceiling, below the floor and inside the walls of the Premises to install, repair, operate and replace such pipes, duct work, conduits, utility lines, wires and other items as Landlord may install from time to time to serve the Building and other tenants in the Building. To this end, Landlord retains such license or easement in and through the Premises as shall be reasonably required by Landlord.
9.09.    Temporary Suspension. Subject to the terms and conditions of the Lease, including any abatement provisions, Landlord may temporarily close portions of the Building, or the Common Areas, or other portions of Landlord’s Campus, or may temporarily suspend certain building services to facilitate the proper maintenance and repair of the Building or other parts of Landlord’s Campus. During periods of temporary closure, Landlord agrees to use its reasonable efforts to avoid unreasonable interference with Tenant's business operations and access to the Premises and Landlord agrees to provide reasonable notice to Tenant in nonemergency situations if such closure shall affect Tenant's access to its Premises or business operations.

SECTION 10- RENEWAL OPTIONS.

10.01    Renewal Periods; Conditions. Tenant shall have the right and option to extend the term of this Lease for two, five-year renewal periods (each, a “Renewal Period”), upon the following additional terms and conditions:

(i)    No Event of Default has occurred under this Lease and is continuing at the time the applicable renewal option is exercised, or is continuing at the time of the commencement of the applicable renewal period.

(ii)    Tenant shall give to Landlord written notice of the exercise of the applicable renewal option not less than one year prior to the expiration of the term that immediately precedes the Renewal Period. If Landlord does not receive Tenant's written notice at least one year prior to the commencement of the applicable Renewal Period, Tenant shall be deemed to have waived all remaining renewal options under this Lease. Time is of the essence with respect to exercise of each renewal option, and Landlord may treat the renewal option as lapsed and let all or any part of the Premises to other persons for all or any part of the remaining Renewal Periods if the Landlord has not received Tenant's written renewal notice at least one year prior to commencement of the applicable Renewal Period.

(iii)    This Lease is in full force and effect.

(iv)    The Tenant named herein has not assigned its interest under this Lease, and the Tenant named herein is then in actual occupancy of the entire Premises demised.

10.02    Lease Terms During Renewal Periods. All provisions of this Lease shall apply to Tenant's leasing of the Premises during each Renewal Period. As provided in the Key Lease Terms and on the Fixed Rent Schedule, during each Lease Year of a Renewal Period the annual Fixed Rent during each Lease Year of a Renewal Period, and the corresponding monthly installments thereof, shall be 103% of the annual Fixed Rent (and the corresponding monthly installment thereof) for the immediately preceding Lease Year.

SECTION 11-RIGHT OF FIRST OPPORTUNITY REGARDING ADJACENT SPACE

11.01    Section 11 Conditions. For purposes of this Lease, the following conditions shall be referred to as the “Section 11 Conditions”:

(i)    No Event of Default has occurred under this Lease and is continuing.

(ii)    This Lease must be in full force and effect.

(iii)    The Tenant named herein shall not have assigned its interest under this Lease or sublet any portion of the Premises.
(iv)    The Tenant named herein is then in actual occupancy of the entire Premises demised hereunder.

(v)    There is at least five Lease Years remaining during the Term.

11.02.    Section 11 Terms. If during the Term (except as provided in part (v) of the Section 11 Conditions), Landlord desires to lease to a “Third Party” (as hereinafter defined) any space in the Building that is adjacent to the Premises (any such adjacent space, the “Subject Adjacent Space”), then provided the Section 11 Conditions are satisfied at such time, Landlord shall give Tenant written notice (a “ROFO Notice”) that identifies the Subject Adjacent Space and states that (i) Landlord desires to lease the Subject Adjacent Space to a Third Party, and (ii) Tenant has the first opportunity to lease the Subject Adjacent Space on the following terms (the “Section 11 Terms”):

(i)    The Subject Adjacent Space shall be added to, and considered part of, the Premises under this Lease and Tenant’s leasing of the Subject Adjacent Space shall therefore be subject to the then remaining terms and conditions of this Lease, provided that the fixed rent for the Subject Adjacent Space shall be the same per square foot fixed rent that Tenant is then required to pay for the current Premises under this Lease, and such fixed rent for the Subject Adjacent Space shall be subject to the same increases (with respect to the percentage of the increase and the time the increase becomes effective) that are applicable to the Fixed Rent under this Lease.
(ii)    Tenant’s obligations under Section 2.03 hereof shall be adjusted to take into account that Tenant the Premises has been expanded to include the Subject Adjacent Space.
(iii)    Tenant shall accept the Subject Adjacent Space in its then “as-is” condition and Landlord shall have no obligations to make any improvements to the Subject Adjacent Space.

Landlord shall have no obligation to lease any Subject Adjacent Space to Tenant if at the time Landlord desires to lease such Subject Adjacent Space to a Third Party, all of the Section 11 Conditions have not been satisfied.

11.03.    Exercise and Non-exercise of Right of First Opportunity. Upon the delivery of a ROFO Notice to Tenant, Tenant shall have the right and option, to lease the Subject Adjacent Space described in the ROFO Notice on the Section 11 Terms by delivering notice of the exercise of such right to Landlord within 10 business days after receipt of Landlord’s, time being of the essence. If Tenant timely elects to lease the Subject Adjacent Space, it shall, within 15 days after such election, enter into an amendment to this Lease on a form prepared by Landlord and reasonably acceptable to Tenant, incorporating the Subject Adjacent Space as part of the Premises under this Lease, subject to the Section 11 Terms. If Tenant shall not elect to lease the Subject Adjacent Space within such 10-business day period, then Tenant shall have no further rights under this Lease with respect to the Subject Adjacent Space or any portion thereof, and Landlord shall be free to lease any or all of the Subject Adjacent Space or any portion thereof to any person or entity from time to time on such terms and conditions as Landlord may deem appropriate.

11.04.    Third Party; Exempt Party. For purposes of this Section 11, a “Third Party” shall mean any person or entity other than an “Exempt Party”. For purposes of this Section 11, an “Exempt Party” shall mean (i) any entity that merges with or merges into the then current Landlord; (ii) any entity that the then current Landlord is merged into; or (iii) any entity that controls, or is controlled by, or under common control with, the then current Landlord; and (iv) any then current tenant of the Subject Adjacent Space. Tenant shall have no right to lease any space adjacent to the Premises if Landlord desires to lease such space to an Exempt Party.
SECTION 12-ASSIGNMENT AND SUBLEASE

12.01.    Consent of Landlord Required. Subject to Section 12.04 below, Tenant shall not, directly or indirectly, without the prior written consent of Landlord, assign this Lease or any interest herein, or sublease or license the Premises or any part thereof or permit the use or occupancy of the Premises by any person, organization or entity other than Tenant. Tenant shall not, directly or indirectly, without the prior written consent of Landlord, pledge, mortgage or hypothecate this Lease or any interest herein. Landlord may grant or withhold its consent to any proposed transaction described above in this Section 12.01 in Landlord’s sole, but reasonable discretion. Any of the foregoing acts, without such prior written consent of Landlord, shall be void and shall, at the option of Landlord, constitute a default that entitles Landlord to terminate this Lease.

12.02.    Assignee or Subtenant Information. If Tenant wishes to assign this Lease or sublease (or license) all or any part of the Premises Tenant shall give written notice to Landlord identifying the intended assignee or subtenant (licensee) by name and address and specifying all of the terms of the intended assignment or sublease (license). Tenant shall give Landlord such additional information concerning the intended assignee or subtenant (licensee) (including complete financial statements and a business history) and the intended assignment or sublease (license) (including true copies thereof) as Landlord reasonably requests.

12.03.    Assignment or Sublease Instrument. Tenant agrees that the instrument by which any assignment, sublease or license to which Landlord consents is accomplished shall expressly provide that the assignee, subtenant or licensee will perform all of the covenants to be performed by Tenant under this Lease (in the case of a sublease or license, only insofar as such covenants relate to the portion of the Premises subject to such sublease or license) as and when performance is due after the effective date of the assignment, sublease or license and that Landlord will have the right to enforce such covenants directly against such assignee, subtenant or licensee. Any purported assignment, sublease or license without an instrument containing the foregoing provisions shall be void. Tenant shall in all cases remain liable for the performance by any assignee, subtenant or licensee of all such covenants.

12.04.    Completion. If Landlord consents in writing, Tenant may complete the intended assignment or sublease (license) subject to the following covenants: (a) the assignment or sublease (license) shall be on the same terms, in all material respects, as set forth in the written notice given by Tenant to Landlord, (b) no assignment or sublease (license) shall be valid and no assignee or subtenant shall take possession of the Premises or any part thereof until an executed duplicate original of such assignment or sublease (license), in compliance with Section 12.01 hereof, has been delivered to Landlord, and (c) all "excess rent" (as hereinafter defined) derived from such assignment or sublease (license) shall be paid to Landlord. Such excess rent shall be deemed to be, and shall be paid by Tenant to Landlord as additional rent. Tenant shall pay such excess rent to Landlord immediately as and when such excess rent is paid to Tenant. As used in this Section 12.04, "excess rent" shall mean the amount by which the total money and other economic consideration to be paid by the assignee or subtenant (licensee) as a result of an approved assignment or sublease (license), whether denominated rent or otherwise, exceeds, in the aggregate, the total amount of rent and other charges hereunder which Tenant is obligated to pay to Landlord under this Lease (prorated to reflect the rent allocable to the portion of the Premises subject to an approved sublease or license), less only the reasonable costs paid by Tenant for additional improvements installed in the portion of the Premises subject to the approved assignment, sublease or license by Tenant at Tenant's sole cost and expense for the specific assignee or subtenant (licensee) in question and reasonable leasing commissions and other reasonable third party expenses paid by Tenant in connection with the approved assignment, sublease or license, without deduction for carrying costs due to vacancy or otherwise.
12.05.    Tenant Not Released. No assignment or sublease or license whatsoever shall (a) release Tenant from Tenant's obligations and liabilities under this Lease; (b) alter the primary liability of Tenant to pay all Fixed Rent and to perform all obligations to be paid and performed by Tenant; or (c) amend or modify this Lease in any respect, and every assignment, sublease and license shall be subject and subordinate to this Lease. The acceptance of rent by Landlord from any other person, organization or entity shall not be deemed to be a waiver by Landlord of any provision of this Lease. Consent to one assignment or sublease shall not be deemed consent to any subsequent assignment, sublease, or license. Tenant shall pay to Landlord all reasonable, third party costs and shall reimburse Landlord for all reasonable third party expenses incurred by Landlord in connection with any assignment, sublease or license requested by Tenant. If any assignee, subtenant, licensee or successor of Tenant defaults in the performance of any obligation to be performed by Tenant under this Lease, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against such assignee, subtenant, licensee or successor. Landlord may consent to subsequent assignments, subleases or licenses or amendments or modifications to this Lease with assignees, subtenants, licensees or successors of Tenant, without notifying Tenant or any successor of Tenant and without obtaining any consent thereto from Tenant or any successor of Tenant, and such action shall not release Tenant from liability under this Lease as and to the extent such liability exists hereunder, but any such lease amendment shall not cause the scope of Tenant's liability to increase.

SECTION 13-MISCELLANEOUS

13.01.    Broker's Warranty. Landlord is represented by CB Richard Ellis, Inc. ("CBRE"), and Tenant is represented by The Becker Group ("Becker”) in connection with this Lease. Landlord shall pay CBRE a brokerage commission associated with the consummation of this Lease pursuant to a separate agreement between Landlord and CBRE, and CBRE will in turn compensate Becker pursuant to a separate agreement between CBRE and Becker. The parties warrant that CBRE and Becker are the only broker(s) ("Brokers") they dealt with on this Lease. The party who breaches this warranty shall defend, hold harmless, and indemnify the non-breaching party from any claims or liability arising from the breach.

13.02.    Notices. Any notice or election required or permitted to be given or served by any party hereto shall be in writing, and shall be (i) sent by United States certified or registered mail, postage prepaid, return receipt requested, (ii) sent by recognized overnight delivery service (such as, but not limited to, Federal Express, DHL or UPS) with tracking capability, (iii) delivered personally, or (iv) sent by email with a confirmation copy then sent by first class mail or by a nationally recognized overnight courier, in each case addressed as follows: (a) to Landlord at the address for notices set forth in the Key Lease Terms, or to such other place as Landlord may from time to time designate in a notice to Tenant; or (b) to Tenant at the address for notices set forth in the Key Lease Terms, or to such other firm or to such other place as Tenant may from time to time designate in a notice to Landlord. Any notice will be deemed given (i) on the day that is three (3) business days following the date it was deposited in the United States Mail, (ii) on the business day following deposit with a recognized overnight delivery service (delivery charges prepaid or billed to sender) for next business day delivery, (iii) on the date personal delivery is made, if given by personal delivery, or (iv) on the date of delivery in the case of email, provided that (aa) such delivery is reasonably confirmed as received by the recipient (i.e., no error report is received by the sender); (bb) if delivery occurs after 5:00 p.m. in the time zone of the recipient or on a non-business day, then such notice shall be deemed received on the first business day after the day of delivery; and (cc) a confirmation copy of the e-mailed notice is then sent by first class mail or by a nationally recognized overnight courier, as provided above.
13.03 Partial Invalidity. If any Lease provision is invalid or unenforceable to any extent, then that provision and the remainder of this Lease shall continue in effect and be enforceable to the fullest extent permitted by law.

13.04.    Waiver. The failure of either party to exercise any of its rights is not a waiver of those rights. A party waives only those rights specified in writing and signed by the party waiving its rights.

13.05.    Binding on Successors. This Lease shall bind the parties' heirs, successors, representatives, and permitted assigns.

13.06.    Governing Law. This Lease shall be governed by the laws of the State of California.

13.07.    Recording. Recording of this Lease is prohibited except as allowed in this Section. At the request of either party, the parties shall execute and record, at the cost of the requesting party, a short form memorandum describing the Premises and stating the Term, its commencement and expiration dates and any other information the parties agree to include.

13.08.    Survival. Notwithstanding any termination or expiration of this Lease, the following obligations shall survive such termination or expiration: (i) all obligations which accrued hereunder prior to such termination or expiration, (ii) all indemnity obligations (as described in the Lease)

which relate to events that occurred prior to such termination or expiration, (iii) all damage claims that have accrued prior to such termination or expiration, (iv) all obligations of Tenant with respect to the condition the Premises are to be in when the Premises are surrendered to Landlord, and (v) rights to receive interest and attorney's fees pursuant to the terms of this Lease.

13.09.    Authority of Parties. Each party warrants that it is authorized to enter into the Lease, that the person signing on its behalf is duly authorized to execute the Lease, and that no other signatures are necessary.

13.10.    Business Days. Business days means Monday through Friday, both inclusive, excluding New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day. Throughout this Lease, wherever "days" are used the term shall refer to calendar days. Wherever the term "business days" is used the term shall refer to business days.

13.11.    Parking. Throughout the Term, Tenant shall have the use of no less than two hundred fifty (250) within the two areas designated as “Tenant Parking Areas” on Exhibit H attached hereto. Tenant’s parking rights hereunder shall be without charge, except Landlord's costs associated with maintaining and operating the parking facilities will be treated as Operating Expenses pursuant to Section 2.03. The parking space designated for Tenant’s use under this Section 12.1.2 shall be marked to identify it as parking for Tenant’s employees and visitors. Tenant shall comply with Landlord’s security requirements related to Tenant’s Parking Areas. As provided in Section 1.03 hereof, Tenant shall also have the right to use, in common with Landlord and any other occupants of Landlord’s Campus, the visitors parking spaces within the area identified as “Shared Visitor Parking” on Exhibit H solely for purposes of parking for Tenant’s visitors.

13.12.    Entire Agreement. This Lease contains the entire agreement between the parties about the Premises and Building and supersedes any and all prior and contemporaneous, oral or written representations, communications, understandings, and agreements between the parties with respect to its subject matter, including but not limited to that certain Confidentiality Agreement between Landlord and Tenant, dated February 24, 2020, (the “Confidentiality Agreement”); provided that, with respect to confidential information disclosed by the parties prior to execution of this Lease pursuant to the Confidentiality Agreement, any rights or obligations of the parties, including a party’s rights with respect to a breach of the Confidentiality Agreement, shall be deemed to survive.

13.13.    Attorneys' Fees. In the event of any suit under this Lease, reasonable attorneys' fees and costs shall be awarded by a court to the prevailing party and are to be included in any judgment or award.

13.14.    Not Liable for Acts of Third Parties. Except as otherwise expressly provided in this Lease, Landlord and its property manager, if any, shall not be liable or responsible for the act of any third party (Landlord's employees, agents and contractors shall not be considered third parties for purposes of this exclusion) (including, but not limited to, tortious and criminal acts), including other tenants of the Building, or the employees, agents, servants, invitees or contractors of such tenants, or other third parties. Except as otherwise expressly provided in this Lease, Tenant shall not be liable or responsible for the act of any third party (Tenant's employees, agents and contractors shall not be considered third parties for purposes of this exclusion) (including, but not limited to, tortious and criminal acts), including other tenants of the Building, or the employees, agents, servants, invitees or contractors of such tenants, or other third parties.

13.15.    Force Majeure. Landlord and Tenant each shall be excused from performing any obligation or undertaking in this Lease (specifically excepting, however, Tenant's obligation to pay Fixed Rent and any other monetary obligation required under this Lease) in the event and/or so long as the performance of any such obligation is prevented, delayed, retarded or hindered by act of God, fire, earthquake, flood, explosion, actions of the elements, war, invasion, insurrection, riot, mob violence, sabotage, inability to procure equipment, facilities , materials, or supplies in open market, failure of power, failure of transportation, strikes, lockouts, action of labor unions, condemnation, requisitions, laws, orders of government or civil or military authorities, or any other extraordinary cause, whether similar or dissimilar to the foregoing, which is beyond the reasonable control and without the fault or negligence of the party asserting such delay and by exercise or reasonable diligence the party asserting is unable to prevent or provide against (collectively, "Force Majeure Events"), and any deadlines for performance shall be extended by the number of days that performance has been delayed by Force Majeure Events. Any party asserting Force Majeure as an excuse for performance has the burden of proving proximate cause, that reasonable steps were taken to minimize the delay and damages caused by events when known, and that the other party was timely notified of the likelihood or actual occurrence which is claimed as grounds for a defense under this clause.

13.16.    Time of Essence. Time is of the essence in this Lease and all of its provisions. If the date provided for the performance of any act under this Lease occurs on a Saturday, Sunday or a holiday observed by national banks in the State of Missouri, then the time for the performance of such act shall be deemed extended to the next following business day.

13.17.    Confidentiality. Tenant acknowledges and understands that the Premises are located within Landlord’s Campus, which includes a vegetable seed plant facility, and that Tenant may observe or obtain, whether intentionally or inadvertently, confidential information or proprietary materials of Landlord (collectively, “Landlord’s Confidential Information”). Tenant shall take reasonable steps to prevent access, viewing, removal, reading, and/or recording of Landlord’s Confidential Information.
Tenant shall not use the Landlord’s Confidential Information for any purpose. To the extent Landlord’s Confidential Information comes into the possession of Tenant, Tenant agrees to (i) immediately notify Landlord of any known or suspected access, viewing, removal, reading and/or recording of Landlord’s Confidential Information; (ii) immediately take steps to limit access to, prevent further disclosure of or access to, and to maintain the confidential and proprietary nature of, Landlord’s Confidential Information, and to hold Landlord’s Confidential Information in trust for Landlord; (iii) promptly return to Landlord any documents or materials comprising Landlord’s Confidential Information; (iv) promptly comply with Landlord’s reasonable instructions with respect to Landlord’s Confidential Information; (v) not disclose or provide Landlord’s Confidential Information to anyone; and/or (v) not use Landlord’s Confidential Information for any purpose. Landlord may implement additional information security mechanisms and controls to protect against the unauthorized disclosure of Landlord’s Confidential Information. Tenant may not take any images, including, but not limited to, photographs and/or video of materials, facilities, property or fields including the Premises without the express written permission of Landlord, such permission with respect to the interior portions of the Premises only shall not to be unreasonably withheld. Tenant shall provide written guidance to all employees with respect to the obligations of Tenant under this Section. Landlord may require Tenant’s employees to sign an agreement with confidentiality provisions consistent with those set forth herein.

13.18.    Security. The level of security performed by Landlord pursuant to paragraph 3.03(vii) shall be within Landlord’s sole discretion. Tenant hereby waives all claims against Landlord that relates to security of the Common Areas or any other portions of Landlord’s Campus. Tenant acknowledges that Landlord has no obligation to secure the interior of the Premises. Tenant shall indemnify Landlord and hold Landlord harmless from any loss, cost, damage, or expenses arising from claims asserted by any employee, contractor, or invitee of Tenant alleging a breach of any legal duty on the part of Landlord to provide security to the Common Areas or any other portions of Landlord’s Campus.
13.19.    Counterparts; Signatures. This Lease may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. Executed copies hereof may be delivered by facsimile or electronically (e.g. by PDF/email or Docusign®) and upon receipt will be deemed originals and binding upon the parties hereof.

[Signatures continued on next page]

WHEREFORE, Landlord and Tenant have respectively executed this Lease as of the day and year first above written.

LANDLORD
SEMINIS VEGETABLE SEEDS, INC.

By: /s/ Jacqueline M. Applegate
Name: Jacqueline M. Applegate
Title: President

TENANT:
MISSION PRODUCE, INC.

By: /s/ Stephen Barnard
Name: Stephen Barnard
Title: President/CEO

Demising Wall
1st Floor Premises
EXHIBIT A

2nd Floor Premises
EXHIBIT B

Office Lease between Seminis Vegetable Seeds, Inc. (as Landlord) and Mission Produces, Inc. (as Tenant), covering a Premises containing 51,590 square feet (+/-) in the building located at 2700 Camino Del Sol, Oxnard, CA
FIXED RENT SCHEDULE

Lease Year	Annual Fixed Rent Before Abatement	Annual Fixed Rent with Abatement	Monthly Fixed Rent Subject to One Month Abatement
1	1,083,390.00	993,107.50	90,282.50
2	1,115,891.70	1,022,900.73	92,990.98
3	1,149,368.45	1,053,587.75	95,780.70
4	1,183,849.51	1,085,195.38	98,654.13
5	1,219,364.99	1,117,751.24	101,613.75
6	1,255,945.94	1,151,283.78	104,662.16
7	1,293,624.32	1,185,822.29	107,802.03
8	1,332,433.05	1,221,396.96	111,036.09
9	1,372,406.04	1,258,038.87	114,367.17
10	1,413,578.22	1,295,780.04	117,798.19

Lease Year	Annual Fixed Rent	Monthly Fixed Rent
11	1,455,985.57	121,332.13
12	1,499,665.13	124,972.09
13	1,544,655.09	128,721.26
14	1,590,994.74	132,582.90
15	1,638,724.58	136,560.38
16	1,687,886.32	140,657.19
17	1,738,522.91	144,876.91
18	1,790,678.60	149,223.22
19	1,844,398.95	153,699.91
20	1,899,730.92	158,310.91

Lease Year	Annual Fixed Rent	Monthly Fixed Rent
21	1,956,722.85	163,060.24
22	2,015,424.54	167,952.04
23	2,075,887.27	172,990.61
24	2,138,163.89	178,180.32
25	2,202, 308.81	183,525.73

Lease Year	Annual Fixed Rent	Monthly Fixed Rent
26	2,268,378.07	189,031.51
27	2,336,429.41	194,702.45
28	2,406,522.30	200,543.52
29	2,478,717.96	206,559.83
30	2,553,079.50	212,756.63

Seminis-Mission Lease-Oxnard CA-Fixed Rent Schedule -Exhibit B FINAL.docx

Notes:

1.    The first Lease Year begins on the Rent Commencement Date, which is the earlier of (i) November 1, 2020, or (ii) date on which the installation of the Initial Tenant Improvements are complete. If the first Lease Year begins on a date other than the first day of a calendar month, it will include the partial calendar month during which the Rent Commencement Date occurs, plus the 12 consecutive calendar months thereafter. If the first Lease Year includes a partial month, a prorated fixed rent for the partial month will also be payable (see Key Lease Terms and Section 2.01).

2.    Fixed Rent is abated for the first full month following the Rent Commencement and for the same month for the following 9 consecutive years, such that Tenant will receive a 10-month Fixed Rent abatement spread over the first 10 Lease Years.

3.    The annual and monthly Fixed Rent Amounts for Lease Years 21 through 25 apply if Tenant exercises its first 5-year Renewal Option.

4.    The annual and monthly Fixed Rent Amounts for Lease Years 26 through 30 apply if Tenant exercises its second 5-year Renewal Option.

5.    Landlord reserves the right to prepare an updated Rent Schedule once the specific Rent Commencement Date is known.
2700 Camino del Sol, Oxnard, CA Tenant/Landlord Site Map    ExH1s1Tc

Camino Del Sol
Camino Del Sol
Camino Del Sol
Camino Del Sol
Camino Del Sol
Camino Del Sol
International Filters & Accessories
Madland Toy
N Elevar St
North West Parking
Shared Space
North East Parking
Shared Space
Bayer Courtyard
Bayer Parking
SUITE-B BAYER SPACE
2700 Camino Del Sol
Bayer Plant
N Elevar St
N Elevar St
N Elevar St
N Elevar St
Bayer Space
Google
Imagery ©2020 Maxar Technologies, U.S. Geological Survey, USDA Farm Service Agency

Shared Visitor Parking    Shared Spaces
EXHIBIT D

Personal Property Leased to Tenant

This exhibit will be completed after this Lease is executed and before the Rent Commencement Date. Following the execution of this Lease, Tenant will select which personal property of Landlord that is currently situated in the Premises that Tenant wants to use/lease, and Landlord shall remove the balance of such personal property that Tenant does not select.

Example: End of Sixth Lease Year

EXHBIT E

Examples of Application of Section 1.10 in Computing Landlord’s Early Termination Fee and Tenant’s Early Termination Fee

Example of Landlord’s Early Termination Fee

Per Section 1.10(a) of the Lease, if Landlord exercises its early termination right, Landlord shall pay Tenant a termination fee in the amount of: (1) the unamortized portion of the amount paid by Tenant in constructing and installing the Initial Tenant Improvements (provided that the maximum amount of such amount to be amortized for purposes of computing Landlord’s early termination fee is $1,250,000); plus
(2)    the unamortized portion of the total amount paid by Tenant for the Tenant Title 24 Work, if any, minus (3) the total amount of the Rent Abatement that Tenant received prior to the effective date of the early termination. For purposes of determining Landlord’s termination fee, the amount paid by Tenant in constructing and installing the Initial Tenant Improvements (up to a maximum of $1,250,000), and the total amount paid by Tenant for the Tenant Title 24 Work, if any, are to be amortized on a straight-line basis over the 20-Lease Year Term.

Assume that Landlord exercises its early termination right effective at the expiration of the sixth Lease Year. In such event Tenant would have received Fixed Rent abatement for the first month of each of the first six Lease Years totaling $583,984.23 (see Fixed Rent Schedule attached as Exhibit B to Lease).
Assume further that Tenant paid at least $1,250,000 in constructing and installing the Initial Tenant Improvements, and that Tenant paid $200,000 for the Tenant Title 24 Work. Therefore, (i) such
$1,250,000 amount would be amortized by $62,500 per Lease Year ($1,250,000 divided by 20), (ii) the
$200,000 amount paid by Tenant for the Tenant Title 24 Work would be amortized by $10,000 per Lease Year ($200,000 divided by 20), (iii) after six Lease Years, the unamortized portion of the amount paid by Tenant in constructing and installing the Initial Tenant Improvements would equal $1,250,000 minus ($62,500 x 6), or $875,000, and (iv) after six Lease Years, the unamortized portion of the amount paid by Tenant for the Tenant Title 24 Work would equal $200,000 minus ($10,000 x 6) or $140,000.
Accordingly, under this example, Landlord’s termination fee would equal (1) $875,000, (2) plus
$140,000, minus (3) $583,984.23, or $431,015.77.

Example of Tenant Early Termination Fee

Per Section 1.10(b), if Tenant exercises its early termination right, Tenant shall pay Landlord a termination fee in the amount of (1) the unamortized portion of the amount paid by Landlord in constructing Landlord’s TI Work (which cost is estimated to be $600,000), plus (2) the total amount paid by Landlord for the Landlord Title 24 Work, if any, plus (3) the unamortized portion of the broker commissions paid by Landlord pursuant to Section 12.01 of the Lease. For purposes of determining
Tenant’s termination fee, the cost paid by Landlord in constructing Landlord’s TI Work, the total cost paid by Landlord for the Landlord Title 24 Work, if any, and the amount of the brokers commission paid by Landlord, are all to be amortized on a straight-line basis over the 20-Lease Year Term.

Assume Tenant exercises its early termination right effective at the expiration of the sixth Lease Year. Assume further that (1) the amount paid by Landlord in constructing Landlord’s TI Work totaled

$600,000, (2) the amount paid by Landlord for the Landlord Title 24 Work totaled $150,000, and (3) the broker commissions paid by Landlord pursuant to Section 12.01 of the Lease totaled $667,925. Therefore
(i)    the $600,000 cost incurred by Landlord in constructing Landlord’s TI Work would be amortized by
$30,000 per Lease Year ($600,000 divided by 20); (ii) the $150,000 amount paid by Landlord for the Landlord Title 24 Work would be amortized by $7,500 per Lease Year ($150,000 divided by 20), (iii) the
Example: End of Sixth Lease Year

$667,925 broker commissions paid by Landlord would be amortized by $33,396.25 per Lease Year ($667,925 divided by 20); (iv) after six Lease Years the unamortized portion of the amount paid by Landlord in constructing Landlord’s TI work would equal $600,000 minus ($30,000 x 6), or $420,000;
(v)    after six Lease Years the unamortized portion of the amount paid by Landlord for the Landlord Title 24 Work would equal $150,000 minus ($7500 x 6) or $105,000, and (vi) the unamortized portion of the broker commissions paid by Landlord pursuant to Section 12.01 of the Lease would equal $667,925 minus ($33,396.25 x 6), or $467,547.50. Accordingly, under this example, Tenant’s termination fee would equal $420,000, plus 105,000, plus $467,547.50, or $992,547.50.
Exhibit F - 2019 Operating Expenses for Landlord's Campus and Allocations to Building

	2019 Total Property Actual Operating Expenses	Allocated Building (Office) Usage	Allocated Building Annual Operating Expenses
Landscaping	$ 106,547	80%	$ 85,238
Security	$ 313,486	60%	$ 188,091
HVAC	$ 180,027	50%	$ 90,013
Electricity	$ 672,000	30%	$ 201,600
Facilities Salaries Exp.	$ 120,000	50%	$ 60,000
Office Bldg. Maintenance Expense			$ 100,000
Insurance	$ 120,000	20%	$ 24,000
Water	$ 132,347	20%	$ 26,469
Natural Gas	$ 97,239	50%	$ 48,620
MR Association Dues	$ 42,081	50%	$ 21,041
Property Tax	$ 618,012	50%	$ 309,006
Trash Recycling	$ 64,723	10%	$ 6,472
Housekeeping	$ 174,552	60%	$ 104,731
Fire Protection	$ 24,333	50%	$ 12,167
Pest Control	$ 8,790	50%	$ 4,395
Totals	$ 2,674,137		$ 1,281,843

Note: The Office Building Maintenance category represents miscellaneous expenses related to the Building only, such as inspections and permits and maintenance and repairs related only to the Building. This category does not involve an allocation of costs related to Landlord’s Campus.

Note: Landlord is self-insuring its insurance obligations under the Lease. The $120,000 amount for insurance represents Landlord’s good faith estimate of what the cost would be of insuring Landlord’s Campus, including the value of Landlord’s inventory on Landlord’s Campus, if

Landlord was not self- insuring. The 20% allocation to the Building of such $120,000 cost also represents good faith estimate.

Note: The above amounts for Office Building Maintenance and insurance shall be subject to cumulative 3% annual increases pursuant to Section 2.03(c) of the Lease.
Exhibi t F(l) - 2019 Operatln_11 Expenses fo r Landlord 's campus and Allocations to Building

	2019 Total Property Actual Operating Expenses		Allocated Building (Office) Usage	Allocated Building Annual Operating Expenses	2020 Assumed Total (Office) Building Cumulative Operating Expenses•	Landlord Building Annual Operating Expenses (50%)		Tenant Building Annual Operating Expenses (50%)		2020 Annual 10% Threshold..	Rationale for % Allocation
Landscaping	s 106,547		80%	$ 85,238	$ 87,795	s 42,619		s 42,619			The majority of the landscaping is on the front/office side of the building. Mostly just lawn cutting on perimeter of the rest of the buildinQ
Security	s 313,486		60%	$ 188,091	$ 193,734	$ 94,046		$ 94,046			There is one guard at the back of the property managing trucks entering the site. The rest of the personnel sit in the otfice and oatrol the office/manaoe visitors. 2417 securltv
HVAC	$ 180,027		50%	$ 90,013	$ 92,714	$ 45,007		$ 45,007			Plant is not air conditioned, however there are humidifiers fo r cold storage included in this line item
Electricity	$ 672,000		30%	$ 201,600	$ 207,648	$ 100,800		$ 100,800			Plant consumes majority of the electricity on site.
Facil it ies Salari es Exp	$ 120,000		50%	$ 60,000	$ 61,800	$ 30,000		$ 30,000			One Facilities Technician who will be available during office hours to manage any issues on site
Office Bldg Maintenance Expense				$ 100,000	$ 103,000	s	50,000	s	50,000		Miscellaneous Office Building (only) maintenance expenses, inclusive of costs related to safety requirements, insoections and oermil s
ln.surance	s	120,000	20%	$ 24,000	$ 24,720	s	12,000	s	12,000		Insurance cove rs the value of our Inventory held on site plus the property
Water	s	132,347	20%	$ 26,469	$ 27,263	s	13,235	s	13,235		The Plant consumes the majority of the wa ter usage on site
Natur al Gas	s	97,239	50%	$ 48,620	$ 50,Q78	s	24,310	s	24,310		Plant Is not heated, some usage for seed driers only, the rest Is office heating
MR Associat ion Dues	s	42,081	50%	$ 21,041	$ 21,672	s	10,520	s	10,520		Evenly split between office and plant give n land usage
Property Tax	s	618,012	50%	$ 309,006	$ 318,276	s	154,503	s	154,503		Evenly split between office and plant give n land usage
Trash Recycling	s	64,723	10%	$ 6,472	$ 6,666	s	3,236	s	3,236		Plant is responsible for majority of trash and recycling generated
Housekeeping	s	174,552	60%	$ 104,731	$ 107,873	s	52,366	s	52,366		Some light cleaning performed In plant offices , rest Is office cleaning expense
Fire Protection	s	24,333	50%	$ 12,167	$ 12,532	s	6,083	s	6,083		Evenly split between office and plant give n land usage
Pest Contro l	s	8,790	50%	$ 4,395	$ 4,527	s	2,198	$ 2,198			Evenly split between office and plant given land usage
Totals	$ 2,674,137			$ 1,281,843	$ 1,320,2.99	$ 640,922		$ 640,922		$ 132,030
Each Lease year this schedule will be revised and act ual expense, will be prov ided to Tenan t following the close of the calendar year
* Assumes 3% inflat ion
**I ncreases 10% or greate r w ill be split 50%/50 % bet ween Bayer and Mi,s i on (see e.-am pl e below)

2D20 Assumed
Building		2020Total					Landlord
EXAMPLE Cumulative		Actual		% Increase	Incr ease >10%		Portion of	Tenant Portion
Operating		Operating					Building	of Building
Expenses		Expenses	Total Increase				Increase	Increase Comments
Tota l (Office ) Building Operating Exp S 1,320,299		1,650,000	329 ,701	25%	s	19 7,672	$9, 8 836	$ Incre ase Is great er than the 10% Thre sh old, so amount over 10% Thre sh o ld i s sp lit 50%/50 % between Bayer & 98 ,836 M ission
Total (O ffice) Bui lding Operat i ng Exp $	1 ,320,299	$ 1 ,400,000	$79,70 1	6%	0 $		79,701	$ Increa se is less than the 10% Threshold, so Bayer absorbs 100% of the cost
EXHIBIT G

Landlord’s Rules

1.    The sidewalks, entrances, passages, courts, elevators, vestibules, stairways, corridors or halls shall not be obstructed or used for any purpose other than ingress and egress. Landlord shall control the Common Areas.

2.    No awnings or other projections shall be attached to the outside walls of the Building without Landlord’s prior written approval.

3.    No sign, advertisement, notice or handbill shall be exhibited, distributed, painted or affixed by any tenant on, about or from any part of the Premises, the Building or in the Common Areas including the parking area without the prior written consent of Landlord. In the event of the violation of the foregoing by any tenant, Landlord may remove or stop same without any liability, and may charge the expense incurred in such removal or stopping to tenant. Notwithstanding the foregoing, any signage permitted by Landlord pursuant to Section 9.05 of the Lease shall be considered consented to by Landlord for purposes of this Rule.

4.    The sinks and toilets and other plumbing fixtures shall not be used for any purpose other than those for which they were constructed, and no sweepings, rubbish, rags, or other substances shall be thrown therein. All damages resulting from any misuse of the fixtures shall be borne by the tenant who, or whose subtenants, assignees or any of their servants, employees, agents, visitors or licensees shall have caused the same.

5.    No boring, cutting or stringing of wires or laying of any floor coverings shall be permitted, except with the prior written consent of the Landlord and as the Landlord may direct. Notwithstanding the foregoing, this Rule shall not restrict any of the foregoing activities that are required for the installation of the Initial Tenant Improvements approved by Landlord pursuant to Section 1.11 of the Lease.

6.    No vehicles, birds or animals of any kind (except service dogs) shall be brought into or kept in or about the Premises. Cooking in the Premises shall be confined to the kitchen area and shall be limited to activities consistent with normal office use. No tenant shall cause or permit any unusual or objectionable odors to be produced in or permeate from the Premises.

7.    The Premises shall not be used for lodging or sleeping or for any immoral or illegal purpose.

9.    No tenant shall make, or permit to be made any unseemly, excessive or disturbing noises or disturb or interfere with occupants of this or neighboring buildings or premises or those having business with them, whether by the use of any musical instrument, radio, phonograph, unusual noise, or in any other way. No tenant shall throw anything out of doors, windows or down the passageways.

10.    No tenant, subtenant or assignee nor any of its servants, employees, agents, visitors or licensees, shall at any time bring or keep upon the Premises any firearm.

11.    No additional locks or bolts of any kind shall be placed upon any of the doors or windows by any tenant, without the prior written consent of Landlord, nor shall any changes be made to existing locks or the mechanism thereof without the prior written consent of Landlord. Notwithstanding the foregoing, any locks or bolts that are part of Tenant’s Initial Tenant Improvements approved by

Seminis-Mission-Oxnard CA-Landlords Rules-Exhibit G FINAL.docx
Landlord pursuant to Section 1.11 of the Lease shall be considered consented to by Landlord for purposes of this Rule.

12.    No tenant shall overload the floors of the Premises. All damage to the floor, structure or foundation of the Building due to improper positioning or storage items or materials shall be repaired by Landlord at the sole cost and expense of tenant, who shall reimburse Landlord immediately therefor upon demand. All removals or the carrying in or out of any safes, freight, furniture, or bulky matter of any description must take place during the hours that Landlord shall reasonably determine from time to time.

13.    Each tenant shall be responsible for all persons entering the Building at tenant's invitation, express or implied.

15.    No tenant shall purchase janitorial or maintenance or other like services, from any person or persons not approved by Landlord. Tenants shall be responsible for all acts of such persons while performing services purchased by tenants.

16.    Canvassing, soliciting and peddling in the Building are prohibited, and each tenant shall report and otherwise cooperate to prevent the same.

17.    No air-conditioning unit or other similar apparatus shall be installed or used by any tenant without the written consent of Landlord.

18.    The scheduling of tenant move-ins shall be subject to the reasonable discretion of Landlord.

19.    The Building is a smoke-free Building. Smoking is strictly prohibited within the Building. Smoking shall only be allowed in areas designated as a smoking area by Landlord.

20.    Tenants will insure that all doors are securely locked, and water faucets, electric lights and non-essential electric machinery are turned off before leaving the Building.

21.    Parking spaces associated with the Building are intended for the exclusive use of passenger automobiles. Except for intermittent deliveries, no vehicles other than passenger automobiles may be parked in a parking space without the express written permission of Landlord. Tenant, its employees, customers, invitees and guests shall, when using the parking facilities in and around the Building, observe and obey all signs regarding fire lanes and no-parking and driving speed zones and designated handicapped and visitor spaces, and when parking always park between the designated lines. Landlord reserves the right to tow away, at the expense of the owner, any vehicle which is improperly parked or parked in a no-parking zone or in a designated handicapped area, and any vehicle which is left in any parking lot in violation of the foregoing regulation.

22.    Tenant shall not generate any trash in the Premises other than trash associated with normal office use.

23.    No firearms of any kind shall be permitted in the Premises or anywhere else on Landlord’s Campus.
The Landlord reserves the right to make such other and further reasonable, uniform rules and regulations as in its judgment may from time to time be necessary for the safety, care and cleanliness of the Building and Common Areas, and for the preservation of good order therein. Notwithstanding the foregoing, Except in the case rules related to an emergency (i.e., a condition posing an immediate threat of harm or damage to person or property) Landlord shall notify Tenant of any new rules affecting Tenant by written notice before any rules shall take effect. Notwithstanding the foregoing, (i) if and to the extent any new rule conflicts with any right granted to Tenant under the Lease, the provisions of the Lease shall govern, and (ii) Landlord agrees to meet with Tenant to discuss any objection that Tenant may have to a proposed new rule.

Shared Visitor Parking
Tenant Parking Areas
North West Parking
Shared Visitor Parking
North East Parking
West Parking
2700 Camino Del Sol
Maintenance
Green House
Camino Del Sol
International Filters & Accessories
Madland Toyo
N Elevar St
Sturgis Rd
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2700 Camino del Sol, Parking Map    EXHIBIT H

Parking Lot	Parking Spots	Handicap Spots	Notes
North West Parking	216	2	Mission Produce Parking
North East Parking	34	2	Mission Produce Parking
Total Mission Produce	250	4
West Parking (Bayer)	244	2	6 Motorcycle Spots
Green House (Bayer)	15	3
Maintenance (Bayer)	8	0